Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

FOREST OIL CORPORATION,

TWOCO ACQUISITION CORP.

AND

THE WISER OIL COMPANY

May 21, 2004

i

ii

ANNEXES

Annex A	Conditions to the Offer

EXHIBITS
Exhibit A	Schedule of Defined Terms
Exhibit B	Forms of Stockholder Agreements

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of May 21, 2004 (this “Agreement”), is by and among Forest Oil Corporation, a New York corporation (the “Parent”), TWOCO Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of the Parent (“Merger Subsidiary”), and The Wiser Oil Company, a Delaware corporation (the “Company”). The Parent and Merger Subsidiary are sometimes referred to herein as the “Parent Companies.”

RECITALS:

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

WHEREAS, Parent proposes to cause Merger Subsidiary to make a tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (“Shares”), at a price of $10.60 per Share, subject to adjustment pursuant to Section 2.01(e) (the “Offer Price”) net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”).

WHEREAS, after acquiring the Shares pursuant to the Offer, Merger Subsidiary will merge with and into the Company (the “Merger”), whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company, except as otherwise provided herein, will be converted into the right to receive the Offer Price.

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) subject to the terms and conditions contained herein, agreed to recommend that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable Law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, as an inducement to the Parent entering into this Agreement, certain Persons in their capacities as stockholders of the Company are concurrently with the execution and delivery of this Agreement entering into agreements in substantially the forms attached hereto as Exhibit B (the “Stockholder Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

Certain capitalized and other terms used in this Agreement are defined in Exhibit A hereto and are used herein with the meanings ascribed to them therein.

Section 1.02 Rules of Construction.

Unless the context otherwise requires, as used in this Agreement: (a) an accounting term not otherwise defined has the meaning ascribed to it in accordance with GAAP; (b) “or” is not exclusive; (c) “including” means “including, without limitation;” (d) words in the plural include the singular; (e) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement and (f) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement.

ARTICLE II

THE OFFER

Section 2.01 The Offer.

(a) Subject to the provisions of this Agreement, as promptly as practicable, and in any event no more than seven Business Days, after the date of this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence, within the meaning of Rule l4d-2 under the Exchange Act, the Offer. The obligation of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, accept for payment and pay for any Shares tendered shall be subject only to the satisfaction of the conditions set forth in Annex A and to the terms and conditions of this Agreement; provided that Parent and Merger Subsidiary may waive any of the conditions to the Offer (other than the Minimum Condition, which may not be waived without the prior written consent of the Company) and may make changes in the terms and conditions of the Offer except that, without the prior written consent of the Company, no change may be made to the form of consideration to be paid, no decrease in the Offer Price or the number of Shares sought in the Offer may be made, no change which imposes additional conditions to the Offer or modifies any of the conditions set forth in Annex A in any manner adverse to the holders of the Shares may be made and neither Parent nor Merger Subsidiary may extend the Offer, except in accordance with Section 2.01(c).

(b) On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the “Schedule TO”), which shall comply in all material respects with the provisions of applicable federal securities Laws, and shall contain the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the “Offer Documents”). The Parent and the Merger Subsidiary further agree to disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities Laws. In conducting the

Offer, the Parent and the Merger Subsidiary shall comply in all material respects with the provisions of the Exchange Act and any other applicable Laws necessary to be complied with in connection with the Offer. The Company shall promptly furnish to Parent and Merger Subsidiary all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.01. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Merger Subsidiary agree to provide the Company, and to consult with the Company and its counsel regarding, any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Offer Documents promptly after receipt thereof and any responses thereto. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by Law.

(c) The initial scheduled expiration date of the Offer shall be 20 Business Days after the date of its commencement. Notwithstanding the foregoing, Parent and Merger Subsidiary shall have the right to extend the Offer (i) from time to time if, at any scheduled or extended expiration date of the Offer, any of the conditions to the Offer set forth in Annex A shall not have been satisfied or waived; provided that if any of the conditions to the Offer are not satisfied or waived on any scheduled or extended expiration date of the Offer, Parent and Merger Subsidiary shall extend the Offer, if such condition or conditions could reasonably be expected to be satisfied prior to ten Business Days following the initial scheduled expiration date of the Offer; provided further that if the conditions set forth in clauses (x) or (y) of the first sentence of Annex A hereto are not satisfied or waived or the condition set forth in clause (z) of Annex A hereto is not satisfied or waived as a result of the occurrence of any of the events described in subparagraph (b) thereon on any scheduled expiration date of the Offer, Parent and Merger Subsidiary shall extend the Offer at the written request of the Company if such conditions or condition could reasonably be expected to be satisfied on or before July 31, 2004, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable Law, (iii) on one or more occasions (all such occasions aggregating not more than 20 Business Days) beyond the latest expiration that would otherwise be permitted under clause (i) or (ii) of this sentence, if, on such expiration date, the number of Shares tendered (and not withdrawn) pursuant to the Offer, together with Shares then owned by Parent, represents more than 50% but less than 90% of the outstanding Shares on a fully diluted basis; provided, however, that Parent’s decision to extend the Offer in the case of this clause (iii) shall constitute a waiver of the conditions set forth in clauses (c) and (e) (excluding any wilful or intentional breach of any material obligation of the Company) on Annex A and of its right to terminate the Agreement under Sections 8.01(b), (d) (unless there has been a wilful or intentional breach of any material obligation by the Company), (i) or (j), (iv) on up to two occasions (for a period not to exceed ten Business Days on each occasion) if an Adverse Market Change shall have occurred and be continuing on the initial or any extended expiration date of the Offer, and (v) for one or more subsequent offering periods of up to an additional 20 Business Days in the aggregate (collectively, the “Subsequent Period”) pursuant to Rule 14d-11 of the Exchange Act.

(d) Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as possible after the expiration thereof; provided that Merger Subsidiary shall immediately accept and promptly pay for all Shares as they are tendered during any Subsequent Period. Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.

(e) The Offer Price may be increased by the Parent without the consent of the Company, in which case the Offer shall be extended, without the consent of the Company, as required by applicable Law.

Section 2.02 Company Actions.

(a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable Law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, provided that such recommendation may be withdrawn, modified or amended in accordance with the provisions of Section 6.03, (iv) acknowledged that such approval is effective for purposes of Section 203 of the DGCL, (v) resolved to elect, to the extent permitted by Law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the Stockholder Agreements, (vi) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger, Parent, Merger Subsidiary, the acquisition of Shares pursuant to the Offer and the transactions contemplated by the Stockholder Agreements and (vii) consented to the transactions contemplated by the Stockholder Agreements and this Agreement under that certain Stockholders Agreement, dated May 26, 2000, among the Company and certain of its stockholders. The Company further represents that the Company’s financial advisor, Petrie Parkman, has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of such opinion, the consideration to be received by the holders of Shares (other than Parent and Merger Subsidiary) in the Offer and the Merger is fair to such holders from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 2.02(a), subject to the Company’s rights to withdraw, modify or amend its recommendation in accordance with the provisions of Section 6.03 and represents that it has obtained all necessary consents to permit the inclusion of the fairness opinion of Petrie Parkman in the Schedule 14D-9 and the Proxy Statement so long as such inclusion is in form and substance reasonably satisfactory to Petrie Parkman and its counsel. The Company hereby represents and warrants that it has been advised that each of its directors and executive officers intends to tender pursuant to the Offer any and all Shares they own beneficially or of record.

(b) The Company shall file with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the “Schedule 14D-9”) that shall reflect, subject to the provisions of Section 6.03, the recommendation of the Company’s Board of Directors referred to above, and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. To the extent practicable, the Company shall cooperate with Parent and Merger Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company’s stockholders. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities Laws. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel (who shall provide any comments thereon as soon as practicable). The Company agrees to provide Parent copies of, and to consult with Parent and its counsel regarding any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Schedule 14D-9 promptly after receipt thereof and any responses thereto. Each of the Company, the Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable Law.

(c) In connection with the Offer, the Company shall promptly furnish Parent with (or cause Parent to be furnished with) mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary shall, and shall cause each of their Affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

Section 2.03 Board Representation.

(a) Subject to applicable Law and to the extent permitted by the NYSE, promptly upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Merger Subsidiary representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section) and (ii) the percentage that the number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the number of Shares outstanding. The Company shall take all actions necessary to cause Parent’s designees to be elected or appointed to the Company’s Board of Directors, including increasing the size of the Board of Directors and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Board of Directors of the Company in order to satisfy the NYSE listing requirements). Unless waived in writing by Parent, the Company shall, prior to the expiration of the Offer, deliver to Parent such resignations of directors conditioned upon acceptance of Shares for payment and evidence of the valid election of Parent’s designees to the Company’s Board of Directors conditioned upon acceptance of Shares for payment so as to effect the provisions of this Section 2.03(a). Subject to applicable Law, the Company shall cause individuals designated by Parent to constitute the same percentage as is on the entire Board of Directors of the Company (after giving effect to this Section 2.03(a)) to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company’s obligations to appoint designees to its Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act. At the request of Parent, the Company shall promptly take, at its expense, all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfil its obligations under this Section 2.03(a) and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders all necessary information to comply therewith. Parent will supply to the Company, and be solely responsible for, all information with respect to itself and its officers, directors and Affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.

(b) Notwithstanding the provisions of Section 2.03(a), following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the Company shall use its commercially reasonable efforts to cause its Board of Directors to have at least two directors who are directors on the date hereof and who are not Affiliates, stockholders or employees of Parent or any of its Subsidiaries (the “Independent Directors”); provided that if any Independent Directors cease to be directors for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other Person(s) who shall not be an Affiliate, stockholder or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be Independent Director(s) for purposes of this Agreement; provided that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within ten Business Days, and further provided that if no such Independent Director is appointed in such time period, Parent shall designate such Independent Director(s), provided further that if no Independent Director then remains, the other directors shall designate two Persons who shall not be Affiliates, stockholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. In all cases, the selection of any Independent Directors who are not directors on the date hereof shall be subject to the approval of Parent, not to be unreasonably withheld or delayed.

(c) Following the election or appointment of Parent’s designees pursuant to Section 2.03(a) and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any action to seek to enforce any obligations of Parent or Merger Subsidiary under this Agreement or any other action by the Company’s Board of Directors under or in connection with this Agreement. The Independent Directors shall have full power solely with respect to the matters set forth in the previous sentence to be approved by the Independent Directors and in connection herewith the Independent Directors shall be authorized, on behalf of and at the expense of the Company, to retain one law firm and other advisors.

ARTICLE III

MERGER; CONVERSION OF SECURITIES

Section 3.01 The Merger.

(a) Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.

(b) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver (by the parties) of the conditions set forth in Article VII, the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger or other appropriate document (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(c) Notwithstanding anything herein to the contrary, in the event that Merger Subsidiary shall acquire at least 90% of the outstanding Shares, following the satisfaction or waiver (by the parties) of the conditions set forth in Article VII Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 253 of the DGCL as promptly as practicable.

(d) The Merger shall have the effects specified under the DGCL. As of the Effective Time, the Company shall be a direct wholly owned subsidiary of Parent.

Section 3.02 Certificate of Incorporation.

The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided in the Surviving Charter or by applicable Law.

Section 3.03 Bylaws.

The Company shall take all requisite action so that the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable Law.

Section 3.04 Directors and Officers.

(a) The Company shall take all requisite action so that the directors of Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

(b) The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

Section 3.05 Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

Section 3.06 Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

(a) each Share held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company and each issued and outstanding Share owned by Parent, Merger Subsidiary or any other Subsidiary of Parent shall be cancelled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b) each issued and outstanding Share other than (i) Shares referred to in Section 3.06(a) and (ii) Dissenting Shares, shall be converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

(c) each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into 17,000 fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.07 Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a bank or trust company to act as disbursing agent (the “Disbursing Agent”) for the payment of Merger Consideration upon surrender of certificates representing the Shares. Parent will enter into a disbursing agent agreement with the Disbursing Agent, and at such times, and from time to time, as the Disbursing Agent requires funds to make the payments pursuant to Section 3.06(b), Parent shall deposit or cause to be deposited with the Disbursing Agent cash in an aggregate amount necessary to make the payments pursuant to Section 3.06(b) to holders of Shares (such amounts being hereinafter referred to as the “Exchange Fund”). The Disbursing Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation; provided further that no loss thereon or thereof shall affect the amounts payable to holders of Shares pursuant to Section 3.06(b). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.06(b) shall be promptly paid to Parent.

(b) Merger Subsidiary shall instruct the Disbursing Agent to mail promptly after the Effective Time, but in no event later than the fifth Business Day thereafter, to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), and whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.06(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Disbursing Agent for cancellation, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that Certificate, less any required withholding of Taxes, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

(c) If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

(d) Until surrendered in accordance with the provisions of this Section 3.07, each Certificate (other than Certificates representing Shares owned by Parent, Merger Subsidiary or any other subsidiary of Parent, Shares held by the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration.

(e) At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Law. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall represent the right to receive the Merger Consideration as provided in this Article III. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

(f) Any portion of the Merger Consideration made available to the Disbursing Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand. At any time more than twelve months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds). Thereafter, holders of Certificates shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any governmental unit or agency, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate of Shares to a public official pursuant to any abandoned property, escheat or other similar Law.

Section 3.08 Company Stock Options and Company Warrants.

(a) The Company represents and warrants that each option to acquire Shares granted under any Company Stock Plan or any other agreement (each, a “Company Stock Option”) automatically becomes fully vested and exercisable upon consummation of the Offer (the “Trigger Event”) pursuant to the terms of the Company Stock Plans without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option. At the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time, without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option, shall be converted into the right to receive an amount in cash, without interest, equal to (a) the Option Consideration multiplied by (b) the aggregate number of Shares into which the applicable Company Stock Option was exercisable immediately prior to the Effective Time. Any payment made pursuant to this Section 3.08(a) to the holder of any Company Stock Option shall be reduced by any income or employment Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement. The Company shall make the payments in respect of the Company Stock Options as promptly as practicable following the cancellation of such Company Stock Options as contemplated by this Section 3.08(a) by checks payable to the holders of such Company Stock Options unless the aggregate amount payable to a particular individual exceeds $500,000, in which event payment shall be made by wire transfer of immediate available funds upon receipt by the Company of written payment instructions from the relevant option holder. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.08(a) as such amounts are paid (such amount to be set forth in such written notice). The Company shall take all requisite action so that, immediately following such payment, each Company Stock Option shall be cancelled and all Company Stock Plans shall be terminated. The Company shall not grant any additional stock options or other stock-based compensation under the Company Stock Plans or otherwise from and after the date hereof.

(b) Prior to the Effective Time, the Board of Directors of the Company, or an appropriate committee of non-employee directors of Parent, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company (if any) for purposes of Section 16 under the Exchange Act (“Section 16”) of Shares or Company Stock Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(c) At the Effective Time, each Company Warrant outstanding immediately prior to the Effective Time, without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Warrant, shall be converted into the right to receive an amount in cash, without interest, equal to (a) the Warrant Consideration multiplied by (b) the aggregate number of Shares into which the applicable Company Warrant was exercisable immediately prior to the Effective Time. Any payment made pursuant to this Section 3.08(c) to the holder of any Company Warrant shall be reduced by any income Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws. To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Warrant for all purposes under this Agreement. The Company shall make the payments in respect of the Company Warrants as promptly as practicable following the cancellation of such Company Warrants as contemplated by this Section 3.08(c) by wire transfer of immediate available funds upon receipt by the Company of written payment instructions from the relevant warrant holder and the surrender of such Company Warrant duly endorsed to the Company. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.08(c) as such amounts are paid (such amount to be set forth in such written notice). The Company shall take all requisite action so that, immediately following such payment, each Company Warrant shall be cancelled and all related agreements shall be terminated. The Company shall not grant any additional warrants, options or similar rights from and after the date hereof.

Section 3.09 Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Notwithstanding anything to the contrary contained in this Section 3.09, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

(b) The Company shall give Parent (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

Section 3.10 Adjustments.

If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

Section 3.11 Withholding Rights.

Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax Law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 3.12 Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Disbursing Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Parent Companies that:

Section 4.01 Organization and Qualification; Subsidiaries.

The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Subsidiary of the Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and the Company and each Subsidiary of the Company has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its businesses as they are now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than any exceptions that would not, individually or in the aggregate, have a Company Material Adverse Effect. Section 4.01 of the Company’s Disclosure Letter sets forth, as of the date hereof, a true and complete list of all the Company’s directly or indirectly owned Subsidiaries, together with (A) the nature of legal organization of such Subsidiary, (B) the jurisdiction of incorporation or organization of such Subsidiary and (C) the percentage of such Subsidiary’s Equity Securities owned by the Company or another of its Subsidiaries.

Section 4.02 Certificate of Incorporation and Bylaws.

The Company has heretofore provided or made available to the Parent complete and correct copies of its Certificate of Incorporation and Bylaws and the governing documents of each of its Subsidiaries (other than inactive, non-operating limited liability entities with no significant assets or liabilities identified in Section 4.01 of the Company’s Disclosure Letter), in each case as amended or restated to the date hereof. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

Section 4.03 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 30,000,000 Shares, of which as of May 20, 2004, (A) 15,471,007 shares were issued and outstanding and (B) 176,204 shares were issued and held in the treasury of the Company and (ii) 1,300,000 shares of Company Preferred Stock, of which on the date hereof none are issued and outstanding. Since May 20, 2004, no Equity Securities of the Company have been issued by the Company, except Shares issued upon exercise of outstanding Company Stock Options.

(b) As of May 20, 2004, there were (i) outstanding Company Stock Options permitting the holders thereof to purchase 540,750 Shares and (ii) 666,150 Shares reserved in respect of the Company Stock Plans. No Company Stock Options have been granted on or after May 20, 2004. Except as set forth in Section 4.03(b) of the Company’s Disclosure Letter, each of the outstanding Equity Securities of the Company is, and each such Equity Security issuable upon the exercise of Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and has not been, or will not be, issued in violation of (nor are any of the authorized Equity Securities of the Company subject to) any pre-emptive or similar rights. Except as set forth in Section 4.03(a) above or in Section 4.03(b) of the Company’s Disclosure Letter, no Equity Securities of the Company are reserved for issuance. Except as set forth in Section 4.03(b) of the Company’s Disclosure Letter, there are no (i) outstanding securities, options or warrants, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the Equity Securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Securities of the Company or any of its Subsidiaries or (ii) stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries or any obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company or any of its Subsidiaries. Except as set forth in Section 4.03(b) of the Company’s Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries. Except as described in Section 4.03(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, any Equity Securities of any Person (other than the Subsidiaries of the Company).

(c) Except as set forth in Section 4.03(c) of the Company’s Disclosure Letter, all the issued and outstanding shares of Equity Securities of each Subsidiary of the Company (other than any inactive, non-operating limited liability entity with no significant assets or liabilities identified in Section 4.01 of the Company’s Disclosure Letter), (i) have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any pre-emptive or similar rights and (ii) are owned by the Company or one of its Subsidiaries free and clear of all Liens.

(d) Except as set forth in Section 4.03(d) of the Company’s Disclosure Letter, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Equity Securities of the Company or any of its Subsidiaries.

(e) Except for Company Stock Options and the Company Warrants, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote or which are convertible into, or exchangeable for, securities having the right to vote with the stockholders of the Company on any matter.

Section 4.04 Authorization of Agreement; Board Recommendation; Required Vote.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to any required approval of this Agreement and the Merger by the Required Company Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval of this Agreement and the Merger by the Required Company Vote if required). This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery hereof by the other parties hereto) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b) The Board of Directors of the Company, at a meeting duly called and held on May 21, 2004, has by unanimous approval of all directors determined that this Agreement, the Offer and the Merger are advisable and in the best interest of the Company’s stockholders and resolved to recommend that the holders of Shares accept the Offer, tender their Shares and, if required by applicable Law, approve this Agreement and the Merger. If required by applicable Law, the affirmative vote of the holders of at least a majority of the issued and outstanding Shares to approve this Agreement and the Merger (the “Required Company Vote”) is the only vote of holders of Shares or other securities (equity or otherwise) of the Company necessary to consummate the Merger.

Section 4.05 Approvals.

The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to, any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, the Competition Act, the Investment Canada Act, state securities or “blue sky” Laws, and the filing and recordation of the Certificate of Merger as required by the DGCL, (b) as set forth in Section 4.05 of the Company’s Disclosure Letter, (c) if required by applicable Law approval of this Agreement and the Merger by the Required Company Vote, and (d) consents, authorizations, permits, actions by, filings or notifications that are customarily obtained or made following the transfer of interests in oil and gas properties and (v) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not be expected to have a material effect on the ongoing value, business or operations of the Company and its Subsidiaries, taken as a whole. The Company’s Board of Directors has determined that the total fair market value of the reserves of oil, natural gas, shale or tar sands, or rights to reserves of oil, natural gas, shale or tar sands together with associated exploration or production assets of the Company and its Subsidiaries does not exceed $500 million and the fair market value of all of the assets of the Company and its Subsidiaries other than their reserves of oil, natural gas, shale or tar sands, or rights to reserves of oil, natural gas, shale or tar sands and associated exploration or production assets does not exceed $50 million (with such determinations made in accordance with Section 802.3 promulgated under the HSR Act).

Section 4.06 No Violation.

Assuming that the Authorizations, filings and notifications described in Section 4.05 have been obtained or made, except as set forth in Section 4.06 of the Company’s Disclosure Letter, the execution and delivery by the Company of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, (i) any Law, Regulation or Order applicable to the Company or any of its Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of the Company or (iii) the organizational documents of the Company’s Subsidiaries or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) of this Section 4.06 that, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 4.07 Reports.

(a) Since January 1, 2001, (i) the Company and its Subsidiaries have timely filed all Company SEC Reports required to be filed with the SEC. The Company SEC Reports filed on or prior to the date of this Agreement, giving effect to any amendments or supplements thereto filed prior to the date hereof, (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be and (ii) did not at the time they were filed (or if amended or supplemented, at the date of such amendment of supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company SEC Reports filed after the date of this Agreement and prior to the Effective Time, giving effect to any amendments or supplements thereto, will be prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and (ii) will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The Company’s Consolidated Financial Statements and any consolidated financial statements of the Company (including any related notes thereto) contained in any SEC Reports filed by the Company with the SEC after the date of this Agreement and prior to the Effective Time (i) have been or will be prepared in all material respects in accordance with the published Regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP, (B) with respect to the Company’s Consolidated Financial Statements, as may be indicated in the notes thereto and (C) in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and (ii) fairly present or will fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated (subject, in the case of any unaudited interim financial statements, to normal and recurring year-end adjustments).

(c) Except for liabilities or obligations that are adequately reflected, reserved for or disclosed in the Company’s Consolidated Financial Statements and for liabilities or obligations incurred in the ordinary course of business of the Company since March 31, 2004 that, individually or in the aggregate, would not have a Company Material Adverse Effect, there exist no liabilities or obligations of the Company and its Subsidiaries, whether known or unknown, accrued, absolute, contingent or threatened that, individually or in the aggregate, would have a Company Material Adverse Effect.

(d) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in alerting in a timely fashion the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e) Except as would not reasonably be expected to result in a Company Material Adverse Effect, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for physical assets is compared with the existing physical assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(f) Since January 1, 2001, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

(g) Except as disclosed in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the SEC Reports.

(h) Except as set forth in Section 4.07(h) of the Company’s Disclosure Letter, since January 1, 2001 to the date of this Agreement, none of the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of their SEC Reports (including the financial statements or reserve estimates included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Authority that such SEC Reports (including the financial statements or reserve estimates included therein) or registration statements are being reviewed or investigated, and to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Authority of any SEC Reports (including the financial statements or reserve estimates included therein) or registration statements of the Company or any of its Subsidiaries.

Section 4.08 No Material Adverse Effect; Conduct.

(a) Except as disclosed in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement, since December 31, 2003, there has not been any Company Material Adverse Effect.

(b) Except as set forth in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement or in Section 4.08(b) of the Company’s Disclosure Letter, since December 31, 2003, each of the Company and its Subsidiaries has operated its business only in the usual and ordinary course consistent with past practices and neither the Company nor any of its Subsidiaries has taken any action that would have been prohibited had Section 6.02 been in effect at all times since December 31, 2003.

Section 4.09 Certain Business Practices.

To the Knowledge of the Company, since January 1, 2001, neither the Company or any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.10 Certain Obligations.

Except for those listed in Section 4.10 of the Company’s Disclosure Letter or filed as an exhibit to the Company’s SEC Reports filed prior to the date hereof, as of the date hereof, there are no Material Contracts. The Company has provided to Parent a true and correct copy of each Material Contract listed in Section 4.10 of the Company’s Disclosure Letter. Except as set forth in Section 4.10 of the Company’s Disclosure Letter, with respect to each Material Contract to which the Company or any of its Subsidiaries is a party, (i) such Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) none of the Company nor any of its Subsidiaries is in breach or default thereof, nor has the Company or any of its Subsidiaries received notice that it is in breach of or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto except in each such case as would not have a Company Material Adverse Effect.

Section 4.11 Authorizations; Compliance.

(a) Except for such exceptions that, individually or in the aggregate, would not have a Company Material Adverse Effect (i) the Company and each of its Subsidiaries has obtained all Authorizations that are necessary to own, lease and operate its properties and to carry on its businesses as currently conducted, (ii) such Authorizations are in full force and effect and will remain in full force and effect after the consummation of the Merger and there are no existing violations thereof or defaults thereunder and (iii) there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time, or both, could reasonably be expected to result in, suspension, revocation or cancellation of any such Authorizations.

(b) Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, the Company and its Subsidiaries are in compliance and at all times since January 1, 2001 have complied with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect. Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries has been notified by any Governmental Authority regarding possible non-compliance, defaults or violations of Laws or Orders, except any such possible non-compliance, defaults or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

Section 4.12 Litigation.

There are no claims, actions, suits, charges, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any properties or rights of the Company or any of its Subsidiaries or against any present or former officer, director or employee of the Company or any of its Subsidiaries or other Person for which the Company or any Subsidiary may be liable, at Law or in equity, except claims, actions, suits, charges, investigations or proceedings that are disclosed in the Company’s Current Year’s SEC Reports filed prior to the date hereof, that are set forth in Section 4.12 of the Company’s Disclosure Letter or that, individually or in the aggregate, if adversely determined would not have a Company Material Adverse Effect.

Section 4.13 Employee Benefit Plans.

Each Company Benefit Plan is listed in Section 4.13 of the Company’s Disclosure Letter, including, with respect to Terminated Company Benefit Plans, the date of termination. True and correct copies of each of the following, to the extent applicable, have been delivered to the Parent with respect to each Current Company Benefit Plan: the most recent annual or other report filed with the Employee Benefits Security Administration or any other Governmental Authority, the plan document (including all amendments thereto), the trust agreement (including all amendments thereto), the most recent summary plan description, the most recent actuarial report or valuation, and the most recent determination letter, issued by the IRS with respect to any Current Company Benefit Plan intended to be qualified under Section 401 of the Code. Except as set forth in the Company’s SEC Reports filed prior to the date hereof or in Section 4.13 of the Company’s Disclosure Letter:

(a) With respect to each Company Benefit Plan, no event has occurred and, to the Knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any liability under the terms of such Company Benefit Plan, ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) To the Knowledge of the Company, each Current Company Benefit Plan intended to be qualified under Section 401 of the Code (i) satisfies in form the requirements of such Section except to the extent amendments are not required by Law to be made until a date after the Effective Time, (ii) has received a favorable determination letter from the IRS regarding such qualified status, (iii) has not, since the receipt of the most recent favorable determination letter, been amended other than amendments required by applicable Law and (iv) has not been operated in a way that would adversely affect its qualified status.

(c) There has been no termination or partial termination of any Current Company Benefit Plan within the meaning of Section 411(d)(3) of the Code.

(d) Any Terminated Company Benefit Plan intended to have been qualified under Section 401 of the Code received a favorable determination letter from the IRS with respect to its termination.

(e) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Company, threatened against, or with respect to, any Company Benefit Plan or its assets that, individually or in the aggregate, would have a Company Material Adverse Effect and, to the Knowledge of the Company, no facts or circumstances exist that could give rise to any such actions, suits or claims, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(f) To the Knowledge of the Company, there is no material matter pending (other than routine qualification determination filings) with respect to any Company Benefit Plan before the IRS, the U.S. Department of Labor, the PBGC or any other Governmental Authority.

(g) All contributions required to be made to Company Benefit Plans pursuant to their terms and the provisions of ERISA, the Code or any other applicable Law have been timely made, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(h) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any corporation, trade, business or entity under common control with the Company, within the meaning of Section 414(b), (c), (m), or (o) of the Code or Section 4001 of ERISA, contributes to, or has contributed to, or had any other obligation or liability to, within six years prior to the Closing Date, any multiemployer plan within the meaning of Section 3(37) of ERISA. As to each Current Company Benefit Plan subject to Title IV of ERISA, (i) there has been no event or condition which presents a significant risk of plan termination, (ii) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, (iii) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no reportable event within the meaning of Section 4043 of ERISA has occurred within six years prior to the date of this Agreement, (iv) no notice of intent to terminate such Current Company Benefit Plan has been given under Section 4041 of ERISA, (v) no proceeding has been instituted under Section 4042 of ERISA to terminate such Current Company Benefit Plan, (vi) no liability to the PBGC has been incurred (other than with respect to required premium payments that are not past due), and (vii) the assets of the Current Company Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under the Current Company Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(i) In connection with the consummation of the transactions contemplated by this Agreement, no payment of money or other property, acceleration of benefits or provision of other rights has been or will be made hereunder, under any agreement contemplated herein, or under any Current Company Benefit Plan or any of the programs, agreements, policies or other arrangements described in paragraph (k) below that could reasonably be expected to be nondeductible under Section 280G of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(j) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (i) require the Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Current Company Benefit Plan or any of the programs, agreements, policies or other arrangements described in paragraph (k) below than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or (ii) create or give rise to any additional vested rights or service credits under any Current Company Benefit Plan or any of such programs, agreements, policies or other arrangements, whether or not some other subsequent action or event would be required to cause such creation or acceleration to be triggered.

(k) Neither the Company nor any of its Subsidiaries is a party to or is bound by any severance or change in control agreement, program or policy with respect to any employee, officer, director or consultant. True and correct copies of all employment agreements with officers of the Company and its Subsidiaries, and all vacation, overtime, severance and other compensation policies or programs of the Company and its Subsidiaries relating to their employees have been made available to the Parent.

(l) No Current Company Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and neither the Company nor any of its Subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code. Each Current Company Benefit Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(m) Neither the Company nor any of its Subsidiaries has contributed, transferred or otherwise provided any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement.

(n) Neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining or similar agreement with any union or work rules or practices agreed to with any labor organization or employee association. No collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company or any of its Subsidiaries. To the

Knowledge of the Company, neither the Company or any of its Subsidiaries nor any representative or employee of the Company or any of its Subsidiaries has committed any unfair labor practices in connection with the operation of the business of the Company and its Subsidiaries. There is no pending or, to the Knowledge of the Company, threatened charge or complaint against the Company or any of its Subsidiaries by or before the National Labor Relations Board or any comparable agency of any state of the United States.

Section 4.14 Taxes.

(a) Except for such matters as are set forth in Section 4.14(a) of the Company’s Disclosure Letter, (i) all material returns and reports of or with respect to any Tax (“Tax Returns”) that are required to be filed by or with respect to any of the Company and its Subsidiaries on or before the Effective Time have been or will be duly and timely filed, (ii) all material items of income, gain, loss, deduction and credit or other items (“Tax Items”) required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects, (iii) all material Taxes owed by any of the Company and its Subsidiaries which are or have become due have been timely paid in full, (iv) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (v) all Tax withholding and deposit requirements imposed on or with respect to any of the Company and its Subsidiaries have been satisfied in full in all material respects, (vi) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax and (vii) all material Tax liabilities, to the extent not yet due and payable, have been fully and adequately disclosed and accrued on the Company’s Consolidated Financial Statements.

(b) Except as set forth in Section 4.14(b) of the Company’s Disclosure Letter, there is no material claim against the Company or any of its Subsidiaries for Taxes, and no material assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened with respect to any Tax Return of or with respect to any of the Company and its Subsidiaries.

(c) To the Knowledge of the Company, no claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(d) Except as set forth in Section 4.14(d) of the Company’s Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries have entered into any Tax allocation, sharing or indemnity agreement under which the Company or its Subsidiaries could become liable to another Person (other than the Company or its Subsidiaries) as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax.

(f) Neither the Company nor any of its Subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1297 of the Code), foreign personal holding company (as defined in Section 552 of the Code) or other entity the income of which is required to be included in the income of the Company or such Subsidiary.

(g) Except as set forth in Section 4.14(g) of the Company’s Disclosure Letter, none of the transactions contemplated by this Agreement will result in Tax liability or the recognition of any item of income or gain to any of the Company or its Subsidiaries.

(h) Except as set forth in Section 4.14(h) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return or (ii) has any liability for the Taxes of any Person under United States Treasury regulations by reason of being a member of a group of entities filing a consolidated, combined or unified Tax Return (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i) Neither the Company nor any of its Subsidiaries has been a party to a distribution of stock pursuant to Section 355 of the Code during the two-year period preceding the date hereof as either a distributing corporation or a controlled corporation, as those terms are defined in Section 355(a) of the Code.

(j) True and correct copies of all material Tax Returns filed by the Company or any of its Subsidiaries for any period that is considered open for assessment or reassessment under applicable Tax Laws have been provided to the Parent.

(k) All Tax pools, accounts and attributes available to reduce the future Taxes of the Company or any of its Subsidiaries, and the appropriate classification of such tax pools, accounts and attributes are fully and accurately disclosed in Section 4.14(k) of the Company’s Disclosure Letter.

(l) Neither the Company, nor any of its Subsidiaries, has any pending claims for refund of any Tax.

(m) To the Knowledge of the Company, there are no pending Tax audits, assessments, or proceedings in respect of or affecting the business or assets of the Company or any of its Subsidiaries.

(n) To the Knowledge of the Company, since 2000, neither the Company nor any or its Subsidiaries has entered into any agreement with any Governmental Authority with respect to Tax matters relating to the Company or any of its Subsidiaries or any of their assets or business operations.

(o) To the Knowledge of the Company, since 2000, neither the Company nor any of its Subsidiaries have requested or received approval to make, nor agreed to change, any Tax reporting practices, including any accounting methods.

(p) Neither the Company, nor any of its Subsidiaries, has made any request for any ruling with regard to Taxes, which ruling, if issued, would be binding on the Company or any of its Subsidiaries.

Section 4.15 Environmental Matters.

Except for matters that, individually or in the aggregate, would not be expected to result in a Company Material Adverse Effect or as set forth in Section 4.15 of the Company Disclosure Letter, (a) the properties, operations and activities of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries and the properties, operations and activities of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit, investigation, inquiry or proceeding by any third party, including any Governmental Authority, under any Environmental Law, (c) all Authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company or its Subsidiaries have been obtained or filed and are valid and currently in full force and effect and will remain valid and in full force and effect after the consummation of the Merger and the Company and its Subsidiaries are in compliance with the terms and conditions of such Authorizations, (d) to the Knowledge of the Company, there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Company or its Subsidiaries or in connection with their properties or operations and (e) to the Knowledge of the Company, there has been no exposure of any Person or property to any hazardous substance, pollutant or contaminant in connection with the properties, operations and activities of the Company and its Subsidiaries.

Section 4.16 Insurance.

The Company and its Subsidiaries own and are beneficiaries under insurance policies underwritten by reputable insurers that, as to risks insured, coverages and related limits and deductibles which the Company believes are reasonably adequate in all material respects for its business and operations. All premiums due with respect to all such insurance policies that are material have been paid and, to the Knowledge of the Company, all such policies are in full force and effect. There is no material claim by the Company or any of its Subsidiaries pending under any of the Company’s insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.

Section 4.17 Intellectual Property.

The Company or its Subsidiaries own, or are licensed or otherwise have the right to use, Intellectual Property currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect. No Person has notified either the Company or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that could have a Company Material Adverse Effect, and, to the Knowledge of the Company, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property. No claims are pending or, to the Knowledge of the Company, threatened that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property that, individually or in the aggregate, would give rise to a Company Material Adverse Effect.

Section 4.18 Properties.

(a) Except for the Oil and Gas Interests (to which subparagraph (c) of this Section 4.18 applies), (i) the Company and its Subsidiaries have good and indefeasible title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned, used or held for use by them and material to the conduct of their respective businesses as such businesses are now being conducted, except for defects in title that would not, individually or in the aggregate, have a Company Material Adverse Effect and (ii) neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any Lien, except for Permitted Liens.

(b) Except for the Oil and Gas Interests (to which subparagraph (c) of this Section 4.18 applies), the Company and its Subsidiaries have good title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their business, and such properties and assets, are free and clear of any Liens, except for Permitted Liens or those Liens as are set forth in Section 4.18 of the Company Disclosure Letter and except where the failure to have such title would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c) The Company or its Subsidiaries have Good and Marketable Title to the Oil and Gas Interests referred to or reflected in the Company Reserve Report or the Company’s Consolidated Balance Sheet (other than Oil and Gas Interests disposed of in the ordinary course since March 31, 2004) free and clear of any Liens other than Permitted Liens or except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

Section 4.19 Reserve Report.

Company has furnished Parent estimates of the Company’s oil and gas reserves attributable to Company’s Oil and Gas Interests as of January 1, 2004 in reports as described in Section 4.19 of the Company Disclosure Letter (collectively, the “Company Reserve Report”). The factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein and in any supplement thereto or update thereof, each of which has been furnished to Parent, was accurate in all material respects, and to the Knowledge of the Company no errors in such information existed at the time such information was provided. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would reasonably be expected to have a Company Material Adverse Effect. Set forth in Section 4.19 of the Company’s Disclosure Letter is a list of all material Oil and Gas Interests of Company that were included in the Company Reserve Report that have been disposed of prior to the date of this Agreement, excluding normal depletion by production. To the Knowledge of Company, and based on the information given to Company by third-party operators for all wells not operated by the Company, the Company Payout Balances for each of the wells as used in the Company Reserve Report were accurate in all material respects as of the dates to which Company had calculated them.

Section 4.20 Prepayments; Hedging; Calls.

As of the date hereof, except as set forth in Section 4.20 of the Company’s Disclosure Letter or in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have a Company Material Adverse Effect:

(a) neither the Company nor any of its Subsidiaries has any outstanding obligations for the delivery of Hydrocarbons attributable to any of the Oil and Gas Interests of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor;

(b) neither the Company nor any of its Subsidiaries is bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities (a “Derivative Transaction”); and

(c) no Person has any call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of the Company and its Subsidiaries, except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, the Company or its Subsidiaries will have the right to market production from the Oil and Gas Interests of the Company and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed.

Section 4.21 Anti-Takeover Plan; State Takeover Statutes.

Prior to the execution of this Agreement, the Board of Directors of the Company has taken all necessary action to cause the execution of this Agreement and the Stockholder Agreements and the transactions contemplated hereby and thereby to be exempt from or not subject to the provisions of Section 203 of the DGCL and any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares. To the Company’s Knowledge, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and regulations applies or purports to apply to the Merger, this Agreement, or any of the transactions contemplated by this

Agreement. Neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.22 Brokers.

No broker, finder or investment banker (other than Petrie Parkman) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Prior to the date of this Agreement, the Company has provided to the Parent a complete and correct copy of all agreements between the Company and Petrie Parkman relating to the transactions contemplated by this Agreement.

Section 4.23 Opinion of Financial Advisor.

The Company has received the written opinion of Petrie Parkman to the effect that, as of the date of such opinion, the Offer Price is fair, from a financial point of view, to the holders of Shares and the Company has provided a copy of such letter to the Parent.

Section 4.24 Proxy Statement; Offer Documents; Schedule TO; Schedule 14D-9.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 4.24(a) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(b) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.24(b) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(c) None of the information with respect to the Company or any of its Subsidiaries or Affiliates that the Company furnishes to Parent for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) To the Knowledge of the Company, neither the Company nor its Subsidiaries have entered into any arrangement, agreement or plan, or amended, supplemented or otherwise modified any arrangement, agreement or plan that would provide a payment or benefit to a stockholder of the Company, including any director, officer or employee of the Company or its Subsidiaries, and has not otherwise paid or conveyed consideration or a benefit to a stockholder of the Company, which in any such case would result in the consummation of the Offer at the Offer Price being in violation of Rule 14d-10 promulgated under the Exchange Act.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARENT COMPANIES

The Parent Companies hereby represent and warrant to the Company that:

Section 5.01 Organization.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of New York, and has all requisite power and authority to own, lease and operate its properties and carry on its business substantially as now conducted by it and is qualified to carry on business under the laws of each jurisdiction in which it carries on a material portion of its business, and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted, except where the failure to do so would not have, individually or in the aggregate, a Parent Material Adverse Effect. Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby. The copies of the charter and bylaws of the Parent and Merger Subsidiary that have been made available to the Company are complete and correct and in full force and effect.

Section 5.02 Authorization of Agreement.

(a) Each of the Parent and Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the Parent and Merger Subsidiary and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Parent and Merger

Subsidiary, respectively, and no other corporate proceedings on the part of the Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and Merger Subsidiary and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of the Parent and Merger Subsidiary, enforceable against the Parent and Merger Subsidiary in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditor’s rights generally or by legal principles of general applicability governing availability of equitable remedies.

(b) The Board of Directors of the Parent, at a meeting duly called and held on May 21, 2004, has by unanimous approval of all directors present determined that this Agreement and the Merger are advisable and in the best interest of the Parent’s stockholders. No vote of the holders of shares of Parent Common Stock or other securities (equity or otherwise) of the Parent is necessary to consummate the Merger.

Section 5.03 Approvals.

The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require the Parent or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws, the Competition Act, the Investment Canada Act and the filing and recordation of the Certificate of Merger as required by the DGCL, (b) as set forth in Section 5.03 of the Parent’s Disclosure Letter and (c) where the failure to obtain such Authorizations, or make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.04 No Violation.

Assuming that the Authorizations, filings and notifications described in Section 5.03 have been obtained or made, except as set forth in Section 5.04 of the Parent’s Disclosure Letter, the execution and delivery by the Parent or Merger Subsidiary of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under (i) any Law, Regulation or Order applicable to the Parent or Merger Subsidiary or any of their respective Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of the Parent or Merger Subsidiary or (iii) the organizational documents of the Parent’s Subsidiaries, or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of the Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Parent or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

Section 5.05 Financing.

The Parent and Merger Subsidiary has as of the date hereof and will have immediately prior to the consummation of the Offer and immediately prior to the consummation of the Merger sufficient funds to enable it to consummate the Offer and Merger on the terms contemplated by this Agreement.

Section 5.06 Disclosure Documents.

(a) Each of the Offer Documents when filed with the SEC, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 5.06(a) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(b) The Offer Documents at the time such Offer Documents are filed with the SEC, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.06(b) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(c) None of the information with respect to Parent or Merger Subsidiary or any of their respective Subsidiaries or Affiliates that Parent furnishes to the Company specifically for use in the Company Disclosure Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof, at the time of the consummation of the Offer and at the time such stockholders vote on adoption of this Agreement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 5.07 Ownership.

Neither Parent nor any of its Subsidiaries owns any Shares or other securities convertible into Shares.

ARTICLE VI

COVENANTS

Section 6.01 Affirmative Covenants.

(a) The Company covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Parent, it will and will cause its Subsidiaries to (a) operate its business only in the usual and ordinary course consistent with past practices and (b) use its commercially reasonable efforts to preserve intact its present business organization, maintain its material rights and franchises, retain the services of its key employees and preserve its relationships with customers, suppliers and other Persons with which it has significant business dealings.

(b) The Company and its Subsidiaries shall prepare and file in a timely manner all Tax Returns required to be filed, but not yet filed, prior to the Effective Time. To the extent the Company or any of its Subsidiaries has knowledge of: (i) any notification regarding any bill for collection of any amount due for Taxes, or the commencement of scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax, including the commencement of any audit or other investigation; (ii) any written notice or correspondence received from any Governmental Authority, including any request for a waiver or other arrangement providing for an extension of time with respect to the assessment or re-assessment of any Tax, the filing of any Tax Returns, or the payment of any Tax, or the levy of any governmental charge with respect to the Company or any of its Subsidiaries; or (iii) any disputes or requests for information received from any Governmental Authority with respect to information submitted by the Company or any of its Subsidiaries; the Company shall provide prompt notice to the Parent of such matter, setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of notices or other documentation received from the applicable Governmental Authority with respect to such matter.

Section 6.02 Negative Covenants.

The Company covenants and agrees that, except as expressly set forth in Section 6.02 of the Company’s Disclosure Letter (with an indication as to which paragraph of Section 6.02 such exception relates), as expressly contemplated by this Agreement or as otherwise consented to in writing by the Parent (or orally by Parent’s chief executive officer, chief financial officer or general counsel and confirmed in writing within 24 hours by the Company to Parent), from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

(i) (A) increase the compensation payable to or to become payable to or grant any bonuses to any former or present director, officer, employee or consultant, except in the ordinary course of business consistent with past practice for Persons who are not former or present officers or directors, (B) enter into or amend any employment, severance, termination or similar agreement or arrangement with any former or present director, officer, employee or consultant, (C) establish, adopt, enter into or amend or modify any Benefit Plan except as may be required by applicable Law, (D) grant any severance, retention or termination pay, (E) take any action to accelerate the vesting of any outstanding Company Stock Options, (F) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), (G) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except (1) pursuant to any contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, (2) in the case of severance or termination payments, pursuant to the severance policy of the Company or its Subsidiaries existing at the date of this Agreement (copies of which have been furnished to the Parent), and (3) as required by applicable Law;

(ii) declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding Equity Securities of the Company or any of its Subsidiaries, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(iii) (A) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Securities of the Company or any of its Subsidiaries except for (1) any such acquisition by the Company or any of its wholly owned Subsidiaries directly from any wholly owned Subsidiary of the Company or (2) any repurchase, forfeiture or retirement of Shares or Company Stock Options occurring pursuant to the terms as in effect on the date of this Agreement of any Equity Securities outstanding on the date hereof, or of any Benefit Plan existing on the date hereof or (B) effect any reorganization or recapitalization or split, combine or reclassify any of the capital stock of or other equity interest in the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such capital stock or equity interests;

(iv) (A) offer, issue, deliver, grant or sell, or authorize or propose the offering, issuance, delivery, grant or sale (including the grant of any Liens or limitations on voting rights), of any Equity Securities of the Company or any of its Subsidiaries, except for issuances of Shares (1) upon the exercise of Company Stock Options or Company Warrants outstanding at the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement, (2) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or bonus stock pursuant to the terms as in effect on the date of this Agreement of any Current Company Benefit Plans or (3) that constitute periodic issuances of Shares required by the terms as in effect on the date of this Agreement of any Current Company Benefit Plans, (B) amend or otherwise modify the terms of any outstanding Equity Securities the effect of which will be to make such terms more favorable to the holders thereof, or (C) except as expressly contemplated in Section 6.03 or otherwise in this Agreement, enter into or announce any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any Equity Securities of the Company or any of its Subsidiaries.

(v) (A) merge, consolidate, combine or amalgamate with any Person or dissolve or liquidate, (B) acquire or agree to acquire, by merging or consolidating with, purchasing Equity Securities in, purchasing all or a portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice), in each case for consideration in excess of $100,000 or for consideration for all such acquisitions in excess of $250,000 or (C) make any loans, advances or capital contributions to, or investments in any Person except for loans, advances and capital contributions (1) to any wholly owned Subsidiary or (2) pursuant to and in accordance with the terms of any Material Contract or other legal obligation, in each case existing as of the date of this Agreement;

(vi) sell, transfer, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the material properties or assets of the Company or any of its Subsidiaries, except for sales of oil and gas in the ordinary course of business consistent with past practice;

(vii) adopt or propose any amendments to its Certificate of Incorporation or Bylaws or other organizational documents;

(viii) (A) change any of its methods or principles of accounting in effect at December 31, 2003, except to the extent required to comply with GAAP as advised by the Company’s regular independent accountants, (B) make or rescind any material election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice), (C) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (D) change any of its material methods of reporting income or deductions for U.S. federal income tax purposes from those employed in the preparation of the U.S. federal income tax returns for the taxable year ended December 31, 2003, (E) submit any claim for refund of any Tax, (F) request any tax opinions or rulings, (G) authorize any Tax indemnities, (H) make any Tax election except elections which are consistent with past practices and which are required to be made in connection with Tax Returns filed for any Tax period prior to the Effective Time, (I) file with or provide to a Governmental Authority any waiver extending the statutory period for assessment or reassessment of Tax or any other waiver of restrictions on assessment or collection of any Tax; (J) enter into or amend any agreement or settlement with any Governmental Authority respecting Taxes or (K) amend or revoke any previously filed Tax Return except, in each case, as may be required by Law;

(ix) incur, create, assume, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee, indemnity or similar instrument, except for (A) additional borrowings under credit lines existing at the date of this Agreement not exceeding $3,000,000 in the aggregate, (B) trade payables incurred in the ordinary course of business consistent with past practice, and (C) indebtedness with any wholly owned Subsidiary;

(x) except for existing authorizations for expenditures and capital expenditures approved in the 2004 Capital Budget approved by the Company’s Board of Directors (copies of which authorizations and 2004 Capital Budget have been provided to Parent), make or commit to make any capital expenditures in excess of $100,000 in the aggregate;

(xi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $25,000 in the aggregate, other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof;

(xii) take or cause to be taken any action that could reasonably be expected to result in any of the representations or warranties contained herein becoming untrue or inaccurate in any material respect;

(xiii) modify, amend or terminate, or waive, assign or release any material rights or claims, or grant any consent under, any confidentiality agreement relating to an Acquisition Proposal or otherwise under any standstill or similar agreement or fail to enforce as is reasonably practicable any such agreement upon the reasonable request of Parent;

(xiv) (A) enter into, renew, modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business consistent with past practice, (B) enter into any Derivative Transaction or any fixed-price commodity sales agreement with a duration of more than three months, or (C) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under paragraph (i) above;

(xv) consent to or otherwise permit any Transfer (as such term is defined in the Stockholder Agreements) of any Shares by any Person party to a

Stockholder Agreement except for such Transfers as are permitted under such Stockholder Agreement; or

(xvi) agree in writing or otherwise to do any of the foregoing.

Except as otherwise contemplated by Section 2.03, nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations.

Section 6.03 No Solicitation.

(a) From the date of this Agreement until the Effective Time or the termination of this Agreement in accordance with Article VIII, except as specifically permitted in Sections 6.03(d), 6.03(f) or 6.03(g)(ii), the Company shall not, nor shall it authorize or permit any of its Subsidiaries or its or their Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Company or any of its Subsidiaries to, or in response to a request therefor, give access to the properties, assets or the books and records of the Company or its Subsidiaries to, any Person that has made or, to the Knowledge of the Company, may be considering making any Acquisition Proposal or otherwise in connection with an Acquisition Proposal; (iii) grant any waiver or release under any standstill or similar contract with respect to the Shares, any Company Equity Securities or any properties or assets of the Company or its Subsidiaries; (iv) withdraw, modify or amend the approval or recommendation of the Offer, the Merger or this Agreement by the Board of Directors of the Company; (v) approve, endorse or recommend any Acquisition Proposal; (vi) enter into any agreement in principle, arrangement, understanding or contract relating to any Acquisition Proposal; or (vii) take any action to exempt or make not subject to the provisions of Section 203 of the DGCL or any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any Person (other than Parent and its Subsidiaries) or any action taken thereby, which Person or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom.

(b) The Company shall, and shall cause each of its Subsidiaries and instruct its Representatives to, immediately cease any existing solicitations, discussions, negotiations or other activity with any Person being conducted with respect to any Acquisition Proposal on the date hereof. The Company shall promptly inform its Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Company’s obligations under this Section 6.03. Without limiting the foregoing, the Company agrees that any breach of the restrictions set forth in this Section 6.03, including any failure of such Representatives to comply with any instructions referred to above, by any of such

Representatives or any Affiliate or Subsidiary of the Company shall be deemed to be a breach by the Company of this Section 6.03.

(c) The Company shall notify Parent as soon as practicable (but in any event within 24 hours) after receipt of (i) any Acquisition Proposal or indication that any Person is considering making an Acquisition Proposal, (ii) any request for information relating to the Company or any of its Subsidiaries or (iii) any request for access to the properties, assets or the books and records of the Company or its Subsidiaries that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall provide Parent promptly with the identity of such Person, a detailed description of such Acquisition Proposal, indication or request and, if applicable, a copy of such Acquisition Proposal. The Company shall keep Parent fully informed on a reasonably current basis of the status and details of any such Acquisition Proposal, indication or request.

(d) Notwithstanding the foregoing, prior to the Acceptance Date, nothing in this Agreement shall prevent the Company or its Board of Directors from:

(i) engaging in discussions or negotiations with, or furnishing or disclosing any information relating to, the Company or any of its Subsidiaries or, in response to a request therefor, giving access to the properties, assets or the books and records of the Company or any of its Subsidiaries to, any Person who has made a bona fide written and unsolicited Acquisition Proposal made after the date hereof if the Board of Directors determines that such Acquisition Proposal is reasonably likely to result in a Superior Proposal, but only so long as (x) the Board of Directors has (A) acted in good faith and by a majority of the members of its entire Board of Directors, (B) determined, after consultation with its legal and financial advisors, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (C) determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws (in the case of (B) and (C), taking into account any adjustments to the terms and conditions of this Agreement, the Offer or the Merger offered in writing by Parent in response to such Acquisition Proposal), and (y) the Company (A) enters into a confidentiality agreement with such Person on terms and conditions no more favorable to such Person than those contained in the Confidentiality Agreement and (B) concurrently discloses or makes available the same information to Parent as it makes available to such Person in accordance with Section 6.03(e); and

(ii) subject to compliance with Section 6.03(d)(i), entering into a definitive agreement with respect to a Superior Proposal (and taking any action required under Section 203 of the DGCL or any other state takeover Law in connection with such Superior Proposal), but only so long as (A) the Board of Directors, acting in good faith and by a majority of the members of the entire Board of Directors, has approved such definitive agreement, (B) the Board of Directors has determined, after consultation with its outside legal and financial advisors, that such bona fide written and unsolicited Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of the Company has determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws and (D) the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 8.01(f).

(e) If the Company or any of its Subsidiaries or its or their Representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal involving the Company and the Company is permitted to provide such Person with information pursuant to this Section 6.03, the Company will provide to Parent a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Parent a list of, and copies of, the information provided to such Person concurrently with its delivery to such Person and promptly provide Parent with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Parent.

(f) The Board of Directors of the Company shall not (i) approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal or (ii) enter into any agreement in principle or understanding or a contract relating to an Acquisition Proposal, unless the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 8.01(f).

(g) Notwithstanding the foregoing, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act and (ii) the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Offer, the Merger and this Agreement at any time if it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws.

Section 6.04 Notices of Certain Events; Consultation.

(a) The Company shall as promptly as reasonably practicable notify Parent of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, or to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has

Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which the Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Parent has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, or to the Knowledge of the Parent, threatened against, the Parent or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(c) The Company shall consult with Parent prior to making its financial results for any period publicly available after the date of this Agreement and prior to filing any Company SEC Reports after the date of this Agreement.

Section 6.05 Merger Subsidiary.

Parent will take all action necessary (a) to cause Merger Subsidiary to perform its obligations under this Agreement and to commence the Offer and consummate the Merger on the terms and conditions set forth in this Agreement and, to the extent permitted under the DGCL, in accordance with Section 253 of the DGCL as promptly as reasonably practicable following completion of the Offer and (b) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement. Parent shall not, and shall not permit Merger Subsidiary to, take any action that would result in the breach of any representation and warranty of Parent hereunder (except for representations and warranties made as of a specific date) such that the Company would have the right to terminate this Agreement pursuant to Section 8.01(d).

Section 6.06 Director and Officer Liability.

From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted by Law the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time including amounts paid in settlement or compromise with the approval of the Parent (which approval shall not be unreasonably withheld or delayed). Parent and Merger Subsidiary agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former officers and directors of the Company as provided in the Company’s Certificate of Incorporation or Bylaws or any agreement set forth in Schedule 6.06 of the Company Disclosure Letter, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof. For at least six years after the Effective Time, the Parent will cause Merger Subsidiary to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that the Surviving Corporation shall not be obligated to expend annual premiums during such period in excess of 200% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement, provided that if the annual premium for such insurance shall exceed such 200% in any year, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that in the event Parent shall prior to the sixth anniversary of the Effective Time, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume such obligation or cause a Subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale to assume such obligation. Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.06.

Section 6.07 Access and Information.

Each of the Company and the Parent will, and will cause its Subsidiaries to, (i) afford to the other and its Representatives appropriate access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the other and to its books, records, contracts and documents and (ii) furnish promptly to the other and its Representatives such information concerning its business, properties, contracts, records and personnel (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party.

Section 6.08 Meeting of the Company’s Stockholders.

If required by applicable Law in order to consummate the Merger, the Company shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as practicable following the purchase of Shares in the Offer. At the Stockholders Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement (subject to applicable Law). Unless the Board of Directors has withdrawn or modified its recommendation in accordance with the provisions of Section 6.03, the Board of Directors of the Company shall recommend that the Company’s stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its best efforts to solicit from stockholders of the Company proxies in favor of the Merger if a proxy statement is prepared and sent and shall take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

Section 6.09 Proxy Statement.

If required under applicable Law, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Merger Subsidiary purchases Shares pursuant to the Offer, and use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent and Merger Subsidiary that may be required or reasonably requested in connection with any action contemplated by this Section 6.10. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its commercially reasonable efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. The Proxy Statement shall include the recommendation by the Board of Directors of the Company that the Company’s stockholders vote to approve the Merger and this Agreement unless the Board of Directors of the Company has withdrawn or modified its recommendation in accordance with Section 6.03 in connection with a Superior Proposal.

Section 6.10 Commercially Reasonable Efforts.

Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and Regulations to consummate the transactions contemplated by this Agreement.

Section 6.11 Public Announcements.

Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the New York Stock Exchange will not issue any such press release or make any such public statement prior to such consultation.

Section 6.12 Stock Exchange De-listing.

Parent and the Company shall use their commercially reasonable efforts to cause the Shares to be de-listed from the Company exchange and de-registered under the Exchange Act promptly following the Effective Time.

Section 6.13 Defense of Litigation.

The Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Subsidiary in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

Section 6.14 State Takeover Statutes.

(a) If any State takeover statute or similar Law is or becomes applicable to this Agreement, the Offer, the Merger or the transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or Law.

Section 6.15 Filings; Other Actions.

Subject to the terms and conditions herein provided, the Company and Parent shall: (a) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Acceptance Date, and which consents, approvals, permits or authorizations are required to be obtained prior to the Acceptance Date from any Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If required to comply with applicable Law, Parent and the Company shall each promptly (but in no event more than five Business Days following the date of this Agreement) make either an advanced ruling certificate request or a pre-merger notification under the Competition Act with respect to the Offer and the Merger and shall promptly thereafter make any other required submissions under the Competition Act. If required to comply with applicable Law, Parent shall promptly (but in no event more than five Business Days following the date of this Agreement) request that the Investment Review Division of Industry Canada confirm that the investment by Parent in the Company’s Canadian business is not reviewable under the Investment Canada Act. Failing receipt by Parent of such confirmation, if required, on or before the tenth Business Day after the commencement of the Offer or such later date as may be agreed by Parent and the Company, Parent shall promptly file with Industry Canada an application for review of the investment by Parent in the Company’s Canadian business. Parent shall make any other required filings or submissions under the Investment Canada Act.

Section 6.16 Employee Benefit Plans.

From and after the Effective Time, the Surviving Corporation shall honor in accordance with their terms, the employment, severance, indemnification or similar agreements between the Company and certain employees; provided, however, that nothing herein shall preclude Parent or any of its Affiliates from having the right to terminate the employment of any employee, with or without cause, or to amend or to terminate any employee benefit plan established, maintained or contributed to by Parent or any of its Affiliates.

Section 6.17 Amendment of Stock Options.

As soon as practicable following the date hereof, the Company shall use its commercially reasonable efforts to cause each issued and outstanding option under the Company Stock Plans to be amended to permit the conversion of such options at the Effective Time as provided in Section 3.08 hereof to the extent such options do not permit such treatment; provided, however, that in no event shall the Company provide any benefit or consideration to the holder of any such option in obtaining such amendment or take any other action prohibited in connection with the transactions contemplated by this Agreement under Rule 14d-10 promulgated under the Exchange Act.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01 Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(i) if approval of the Merger by the holders of Shares is required by applicable Law, this Agreement and the Merger shall have been approved by the Company Required Vote; provided that Parent and Merger Subsidiary shall have voted all of their Shares in favor of the Agreement and the Merger;

(ii) no provision of any applicable Law or Order of any Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its commercially reasonable efforts, including appeals to higher courts, to have any Order lifted);

(iii) all consents, authorizations, Orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, Order, approval, filing or registration would not make the Merger illegal or have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; and

(iv) Merger Subsidiary shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer.

Section 7.02 Conditions to the Obligations of Parent and Merger Subsidiary.

The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the further condition that the Company shall have performed in all material respects, all of its obligations hereunder required to be performed by it at or prior to the Effective Time, except where the failure to have so performed would not have a Company Material Adverse Effect.

ARTICLE VIII

TERMINATION

Section 8.01 Termination.

This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent if the Merger has not been consummated on or before November 30, 2004 (the “End Date”); provided that in the event the Merger has not been consummated on or before November 30, 2004 and prior to such date the SEC shall have reviewed or provided oral or written comments to the Offer Documents or the Proxy Statement, the End Date shall be extended to the extent such review or comment process delayed the consummation of the Merger beyond November 30, 2004; provided further that in no event shall the End Date extend beyond January 31, 2005 (provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfil any of its material obligations under this Agreement has been the cause of the failure to consummate the Merger by such date);

(c) by either the Company or Parent, if there shall be any applicable Law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any Order of a Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger, and such Order shall become final and nonappealable; provided, that the right to terminate this Agreement under this clause (c) shall not be available to any party who has not used its commercially reasonable efforts to have such Order lifted;

(d) prior to the Acceptance Date by (x) the Company if there has been a breach by Parent of any representation or warranty of Parent contained in this Agreement which would have a Parent Material Adverse Effect, (y) Parent if there has been a breach of the representations and warranties or covenants or agreements of the Company contained in this Agreement such that the condition to the Offer set forth in clause (e) of Annex A would not be satisfied, or (z) by the Company if Parent shall not have performed in all material respects each material obligation, agreement and covenant to be performed with by it under the Agreement, and in each of clauses (x), (y) and (z), such breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the terminating party to the other party;

(e) by Parent prior to the Acceptance Date, if, (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (ii) the Company shall have breached in any material respect any of its obligations under Section 6.03, (iii) the Board of Directors of the Company shall have refused to affirm its approval or recommendation of this Agreement, the Offer or the Merger within ten Business Days of any written request from Parent, (iv) a competing tender or exchange offer constituting an Acquisition Proposal shall have been commenced and the Company shall not have sent holders of the Shares pursuant to Rule 14e-2 promulgated under the Exchange Act, (within ten Business Days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2)), a statement disclosing that the Board of Directors of the Company recommends rejection of such Acquisition Proposal, (v) the Board of Directors of the Company shall exempt any other Person from the provisions of Section 203 of the DGCL, or (vi) the Company or its Board of Directors publicly announces its intention to do, or resolves to do, any of the foregoing;

(f) the Company prior to the Acceptance Date, if the Board of Directors of the Company shall approve, subject to complying with the terms of this Agreement, a Superior Proposal in accordance with Section 6.03; provided, however, that the Company may not terminate pursuant to this Section 8.01(f) unless (i) such Superior Proposal did not result from the Company’s breach of Section 6.03, (ii) the Company’s Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications), (iii) during the three Business Day period after the Company’s notice (the “Negotiation Period”), (x) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiate with), Parent to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement; provided, that the Company shall not be required to comply with this clause (iii) if the next scheduled expiration date of the Offer is scheduled to expire on or before the third Business Day after the end of the Negotiation Period unless Parent agrees in writing to extend the Offer until 5:00 p.m. New York City time on the third Business Day after the end of the Negotiation Period and (y) the Board of Directors of the Company shall have determined in good faith, after consultation with its independent financial advisors and outside legal counsel and, after considering the results of such negotiations and the revised proposal made by Parent, if any, that the Superior Proposal giving rise to the Company’s notice (including any subsequent amendments or modifications) continues to be a Superior Proposal, (iv) such termination is within three Business Days following the Negotiation Period, if any, and (v) no termination pursuant to this Section 8.01(f) shall be effective unless the Company shall provide Parent with a written acknowledgment from each other party to the Superior Proposal that it is aware of the amounts due Parent under Section 9.04 and that such party waives any right it may have to contest any such amounts payable under Section 9.04;

(g) by the Company, if the Offer has not been commenced within seven Business Days following the date of this Agreement (except as a result of any material breach of this Agreement by the Company); provided that such right of termination shall have been exercised by the Company prior to the commencement of the Offer;

(h) by Parent or the Company if as the result of the failure of any of the conditions set forth in Annex A hereto, the Offer shall have terminated or expired in accordance with its terms (including after giving effect to any extensions, if any, pursuant to Section 2.01(c)) without Merger Subsidiary having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(h) shall not be available to any party whose failure to fulfil any of its material obligations under this Agreement has been the cause of such failure;

(i) by Parent if either the Chief Executive Officer or the Chief Financial Officer of the Company fails to provide the certifications required under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Annual Report on Form 10-K or Quarterly Report on Form 10-Q of the Company at the time such report is required to be filed under the Exchange Act; or

(j) by Parent if, on or prior to August 15, 2004, the Company shall have not publicly filed its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2004, (ii) at any time after the date hereof, there is any material restatement of the Company’s consolidated financial statements, or any material change to the Company’s previously announced financial results, or (iii) the Company shall have filed with the SEC, or otherwise announced, one or more amendments to a Company SEC Report in which the Company makes a downward material restatement of the proved Hydrocarbon reserves of the Company and its Subsidiaries.

The right of any party hereto to terminate this Agreement pursuant to this Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

Section 8.02 Effect of Termination.

If this Agreement is terminated pursuant to Section 8.01, this Agreement (but not the Confidentiality Agreement) shall become void and of no effect with no liability on the part of any party (or any stockholder or Representative of such party) to the other party hereto; provided that, if such termination shall result from the wilful (i) failure of a party to fulfil a condition to the performance of the obligations of the other parties, (ii) failure of a party to perform a material covenant hereof, or (iii) breach by a party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such wilful failure or breach; provided further, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of this Section 8.02 and Article IX shall survive any termination hereof.

ARTICLE IX

MISCELLANEOUS

Section 9.01 Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

(a) if to Parent or Merger Subsidiary, to:

Forest Oil Corporation

1600 Broadway

Suite 2200

Denver, CO 80202

Telephone: (303) 812-1400

Telecopy: (303) 812-1510

Attention: General Counsel

with a required copy (which shall not constitute notice) to:

Vinson & Elkins LLP

2300 First City Tower

1001 Fannin

Houston, Texas 77002-6760

Telephone: (713) 758-2222

Telecopy: (713) 615-5637

Attention: Scott N. Wulfe

(b) if to the Company, to:

The Wiser Oil Company

8115 Preston Road

Suite 400

Dallas, Texas 75225

Telephone: (214) 265-0080

Telecopy:(214) 373-3610

Attention: George K. Hickox, Jr.

Chief Executive Officer

with a required copy (which shall not constitute notice) to:

Reed Smith LLP

2500 One Liberty Place

Philadelphia, Pennsylvania 19103

Telephone: (215) 851-8800

Telecopy: (215) 851-1420

Attention: Lori L. Lasher, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when received at the address specified in this Section (or on the next Business Day if received after 5:00 p.m. local time on a Business Day or if received on a day that is not a Business Day).

Section 9.02 Survival of Representations and Warranties and Agreements.

The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.02 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

Section 9.03 Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment and (ii) after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders and each party’s Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (y) prior to the Effective Time, any term of the Certificate of Incorporation of the Surviving Corporation or (z) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. Notwithstanding any provision of this Section 9.03 to the contrary, no provision of this Agreement may be waived by the

Company or amended following the purchase by Parent or Merger Subsidiary of Shares pursuant to the Offer unless such amendment or waiver is approved by the affirmative vote of a majority of the Independent Directors.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.04 Fees and Expenses.

(a) Except as otherwise provided in this Section 9.04, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) The Company will pay, or cause to be paid to Parent by wire transfer of immediately available funds to an account designated by Parent, in accordance with Section 9.04(c), the sum of $11.0 million if:

(i) this Agreement is terminated pursuant to Section 8.01(e) or Section 8.01(f); or

(ii) this Agreement is terminated pursuant to Section 8.01(h) and, with respect to this clause (ii) only, at the time of such termination (x) the Minimum Condition has not been satisfied, (y) an Acquisition Proposal existed or had been previously announced and (z) prior to the nine-month anniversary of such termination, the Company or any of its Subsidiaries consummates any Acquisition Proposal.

(c) Any amounts payable pursuant to Section 9.04(b) (i) shall be payable on the earlier of (i) the 90th day after such termination and (ii) concurrently with the consummation of an Acquisition Proposal. Any amounts payable pursuant to Section 9.04(b)(ii) shall be payable concurrently with the consummation of an Acquisition Proposal.

(d) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to this Section 9.04, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 9.04, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the lesser of the prime rate of Chase Manhattan Bank per annum in effect from time to time during such period, plus 2% or, if lower, the maximum rate permitted by Law.

Section 9.05 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve Parent and Merger Subsidiary of their obligations hereunder in the event of a breach by their transferee).

Section 9.06 Governing Law.

This Agreement shall be construed in accordance with and governed by the Laws of the State of Delaware, without regard to the Laws that might otherwise govern under applicable principles of conflicts of Law.

Section 9.07 Jurisdiction.

Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of Delaware or the United States District Court for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.01, such service to become effective ten days after such mailing.

Section 9.08 Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 9.09 Entire Agreement.

This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.06, which are intended for the benefit of the Company’s former and present officers and directors.

Section 9.10 Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 9.11 Severability.

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

Section 9.12 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.13 Specific Performance.

The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at Law or in equity.

Section 9.14 Limitations on Warranties.

(a) Except for the representations and warranties contained in is Agreement, the Company Disclosure Letter and any agreements or certificates delivered pursuant to this Agreement, the Company makes no other express or implied representation or warranty to Parent or Merger Subsidiary. Parent and Merger Subsidiary each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in this Agreement, the Company Disclosure Letter or any agreements or certificates delivered pursuant to this Agreement.

(b) Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Merger Subsidiary make no other express or implied representation or warranty to the Company. The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Merger Subsidiary other than the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Forest Oil Company

By:	/s/ NEWTON W. WILSON III

Name:	Newton W. Wilson III
Title:	Senior Vice President, General Counsel and Secretary

The Wiser Oil Company

By:	/s/ GEORGE K. HICKOX, JR.

Name:	George K. Hickox, Jr.
Title:	Chief Executive Officer

TWOCO Acquisition Corp.

By:	/s/ NEWTON W. WILSON III

Name:	Newton W. Wilson III
Title:	Vice President

Notwithstanding any other provision of the Offer, Parent and Merger Subsidiary shall not be required to accept for payment or purchase or pay for any Shares, may postpone the acceptance for payment of Shares tendered pursuant to the Offer, and may terminate the Offer in each case in accordance with the Agreement, if (w) the Minimum Condition (as defined below) shall not have been satisfied by the expiration date of the Offer or (x) the applicable waiting period under the Competition Act shall not have expired or an advance ruling certificate pursuant to Section 102 of the Competition Act shall not have been issued by the Commissioner of Competition appointed under the Competition Act (the “Commissioner”) or, in the alternative, a “no action letter” shall not have been issued by the Commissioner indicating that the Commissioner has determined not to make an application for an order under Section 92 of the Competition Act, (y) the Investment Review Division of Industry Canada has not confirmed that the investment by Parent in the Company’s Canadian business is not reviewable under the Investment Canada Act and if an application for review of such investment has been filed by Parent with Industry Canada, the investment has not been approved, or (z) at any time on or after the date of this Agreement and before the acceptances of Shares for payment by Merger Subsidiary, any of the following conditions exist:

(a) there shall be instituted or pending any action or proceeding by any Governmental Authority (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (ii) seeking to obtain damages or otherwise directly or indirectly relating to the transactions contemplated by this Agreement, including the Offer or the Merger or the Stockholder Agreements, (iii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Parent, Merger Subsidiary or any of Parent’s other Subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Subsidiaries or Affiliates on all matters properly presented to the Company’s stockholders, (v) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Subsidiaries or Affiliates of any Shares, (vi) seeking to compel Parent or any of its Subsidiaries to dispose of or hold separate any material portion of (A) the business, assets or properties of the Company and its Subsidiaries, taken as a whole, or (B) the business, assets or properties of Parent and its Subsidiaries, taken as a whole or (vii) that otherwise, in the good faith judgment of Parent, has a Company Material Adverse Effect; or

(b) there shall have been any action taken, or any Law or Order, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Authority or there shall be instituted or pending any action or proceeding by any Person, domestic or foreign, before any Governmental Authority, that in either case, in the good faith judgment of Parent, is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (vii) of paragraph (a) above; or

Annex A - 1

(c) Since December 31, 2003, there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(d) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing); or

(e) (i) any of the representations and warranties of the Company contained in this Agreement shall not be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers set forth therein), as of the date of this Agreement and as of such latter time, other than such representations and warranties that are made as of a specified date, which representations and warranties shall not have been be true and correct as of such date, except, in each case, where the failure of such representations and warranties to be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers set forth therein) has not had and would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect, or (ii) any of the representations and warranties of the Company contained in Sections 4.03 (Capitalization), 4.04 (Authorization of Agreement; Board Recommendation; Required Vote) or 4.24(d) (Payments to Stockholders) shall not be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifiers set forth therein), as of the date of this Agreement and as of such latter date, other than such representations and warranties that are made as of a specified date, which representations and warranties shall not have been be true and correct as of such date in all material respects, or (iii) the Company shall not have performed in all material respects each obligation, agreement and covenant to be performed by it under the Agreement; or

(f) at least 95% of the Shares subject to issued and outstanding options under the Company Stock Plans shall have been amended as provided in Section 6.17 to permit the conversion thereof in accordance with Section 3.08; or

(g) this Agreement shall have been terminated in accordance with its terms.

For purposes of this Annex A, the term “Minimum Condition” means that there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would constitute more than 50% of the voting power (determined on a fully diluted basis but excluding the Company Warrants) on the date of purchase of all the securities of the Company entitled to vote in the election of directors or in a merger.

The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Merger Subsidiary and may, except as provided otherwise in Section 2.01(a) of this Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time prior to the Effective Time.

Annex A - 2

SCHEDULE OF DEFINED TERMS

The following terms when used in the Agreement shall have the meanings set forth below:

“Acceptance Date” means the first date on which the Merger Subsidiary purchases any Shares pursuant to the Offer.

“Acquisition Proposal” means any contract, proposal, offer or other indication of interest (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, share exchange, take-over bid, tender offer, recapitalization, consolidation or other business combination directly or indirectly involving the Company or its Subsidiaries, (b) the acquisition in any manner, directly or indirectly, of any business that generates 15% or more of the Company’s consolidated net revenues, net income or stockholders’ equity, or assets representing 15% of the book value of the assets of the Company and its Subsidiaries, taken as a whole, (or any license, lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect) in each case in a single transaction or a series of related transactions, or (c) any acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act direct or indirect) of 15% or more of the Shares or the capital stock of the Company whether in a single transaction or a series of related transactions.

“Adverse Market Change” means any general suspension of trading in, or limitation on prices for, securities on the NYSE, any declaration of a banking moratorium by any Governmental Authority or any general suspension of payments in respect of banks in the United States that regularly participate in the United States market in loans to large corporations, any material limitation by any Governmental Authority in the United States that materially affects the extension of credit generally by banks or other lending institutions in the United States that regularly participate in the market in loans to large corporations, any commencement of a war involving the United States, any commencement of war involving the United States or any commencement of armed hostilities or other national or international calamity, including a significant terrorist attack or similar event, involving the United States that has a material adverse effect on bank syndication or financial markets in the United States or, in the case of any of the foregoing occurrences existing on or at the time of commencement of the Offer, a material acceleration or worsening thereof.

“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning as set forth in the opening paragraph.

“Authorization” shall mean any and all permits, licenses, authorizations, franchises, orders, certificates, registrations or other approvals granted by any Governmental Authority.

Agreement and Plan of Merger

Exhibit A-1

“Benefit Plans” shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus or other equity compensation, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, severance, retention, employment, vacation, holiday, sick leave, change-in-control, deferred compensation and any bonus or incentive compensation plan, agreement, program or policy (whether qualified or nonqualified, written or oral) sponsored, maintained, or contributed to by the specified Person or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the specified Person or any of its Subsidiaries in connection with such services or any such plans which have been so sponsored, maintained or contributed to within six years prior to the date of this Agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage policies, (b) workers compensation insurance and (c) directors and officers liability insurance.

“Board of Directors” means, with respect to any Person, the board of directors of such Person.

“Business Day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time; provided that for purposes of Article II, “Business Day” as it relates to time periods prescribed under the Securities Act or the Exchange Act shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.

“Bylaws” means, with respect to any Person, the bylaws of such Person in effect on the date hereof unless the context otherwise requires.

“Certificate of Incorporation” means, with respect to any Person, the certificate of incorporation or articles of amalgamation, as applicable, of such Person in effect on the date hereof unless the context otherwise requires.

“Certificate of Merger” shall have the meaning as set forth in Section 3.01(b).

“Certificates” shall have the meaning as set forth in Section 3.07(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” shall have the meaning as set forth in the opening paragraph.

“Company Annual Report” shall mean the Annual Report on Form 10-K of the Company for the year ended December 31, 2003 filed with the SEC.

“Company Benefit Plans” shall mean Benefit Plans with respect to the Company or any of its Subsidiaries.

Agreement and Plan of Merger

Exhibit A-2

“Company Disclosure Documents” shall have the meaning as set forth in Section 4.24(a).

“Company Disclosure Letter” means the disclosure letter from the Company to Parent, dated the date hereof.

“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company; provided, that in no event shall any of the following constitute a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or political conditions, conditions in the United States or worldwide capital markets or any outbreak of hostilities or war (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, as compared to other industry participants), (ii) any change or effect that affects the oil and gas exploration and development industry or exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas industry or exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas generally) (except for any changes referred to in this subclause which, individually or in the aggregate, disproportionately affect the business, assets, properties, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, as compared to other industry participants, and exploration and production companies of a similar size to the Company and a majority of whose reserves are natural gas), (iii) any change in the trading prices or trading volume of the Company’s capital stock (but not any change or effect underlying such change in prices or volume to the extent such change or effect would otherwise constitute a Company Material Adverse Effect), (iv) any failure by the Company to meet any published revenue or earnings projections (but not any change or effect underlying such failure to the extent such change or effect would otherwise constitute a Company Material Adverse Effect), (v) any change or effect resulting from the announcement or pendency of this Agreement, the Offer, the Merger or the other transactions contemplated hereby (provided that the exception in this subclause (v) shall not apply to the use of the term “Material Adverse Effect” with respect to the representations and warranties contained in Sections 4.06, 4.13(i) or 4.13(j) or clause (e) of Annex A insofar as it relates to the representations and warranties contained in Sections 4.06, 4.13(i) or 4.13(j)), or (vi) any change or effect resulting from a change in the laws applicable to the Company or any of its Subsidiaries.

“Company Payout Balances” means the status, as of the dates of Company’s calculations, of the recovery by Company or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Company therein will be reduced or increased when such amount has been recovered.

“Company Preferred Stock” shall mean the preferred stock of the Company, par value $10.00 per share.

“Company Reserve Report” shall have the meaning as set forth in Section 4.19.

“Company Stock Options” shall have the meaning as set forth in Section 3.08(a).

Agreement and Plan of Merger

Exhibit A-3

“Company Stock Plans” shall mean The Wiser Oil Company 1991 Stock Incentive Plan and The Wiser Oil Company 1991 Non-Employee Directors’ Option Plan, each as amended through the date hereof.

“Company Warrants” shall mean warrants to purchase 741,716 Shares at an exercise price of $4.25 per share.

“Company’s Consolidated Balance Sheet” shall mean the consolidated balance sheet of the Company as of March 31, 2004 included in the Company’s Consolidated Financial Statements.

“Company’s Consolidated Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2002 and 2003 and the related consolidated statements of operations and cash flows for the fiscal years ended December 31, 2001, 2002 and 2003, together with the notes thereto and included in the Company Annual Report and the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2004 and the related unaudited consolidated statements of operations and cash flows for the three months ended March 31, 2004 and included in the Company Current Year’s SEC Reports.

“Company’s Disclosure Letter” shall mean a letter of even date herewith delivered by the Company to the Parent Companies prior to the execution of the Agreement and certified by a duly authorized officer of the Company, which identifies exceptions to the Company’s representations and warranties contained in Article IV by specific Section and subsection references.

“Competition Act” means the Competition Act (Canada).

“Confidentiality Agreement” shall mean that certain confidentiality agreement between the Parent and the Company dated February 23, 2004.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means (except where another definition is expressly indicated) the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Court” shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.

“Current Company Benefit Plans” shall mean Benefit Plans that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries as of the date of this Agreement.

“Current Year’s SEC Reports” of a Person shall mean SEC Reports filed or required to be filed by such Person since December 31, 2003.

“Derivative Transaction” shall have the meaning as set forth in Section 4.20(b).

Agreement and Plan of Merger

Exhibit A-4

“Delaware Secretary of State” shall have the meaning as set forth in Section 3.01(b).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Disbursing Agent” shall have the meaning as set forth in Section 3.07(a).

“Dissenting Shares” shall have the meaning as set forth in Section 3.09(a).

“Effective Time” shall have the meaning as set forth in Section 3.01(b).

“End Date” shall have the meaning as set forth in Section 8.01(b).

“Environmental Law or Laws” shall mean any and all Laws pertaining to health, safety or the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended (“OPA”), any state or local Laws implementing the foregoing federal Laws, and all other environmental conservation or protection Laws. For purposes of the Agreement, the terms “hazardous substance” and “release” have the meanings specified in CERCLA; provided, however, that, to the extent the Laws of the state or locality in which the property is located establish a meaning for “hazardous substance” or “release” that is broader than that specified in either CERCLA, such broader meaning shall apply, and the term “hazardous substance” shall include all dehydration and treating wastes, waste (or spilled) oil, and waste (or spilled) petroleum products, and (to the extent in excess of background levels) radioactive material, even if such are specifically exempt from classification as hazardous substances pursuant to CERCLA or RCRA or the analogous statutes of any jurisdiction applicable to the specified Person or its Subsidiaries or any of their respective properties or assets.

“Equity Securities” shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Fund” shall have the meaning as set forth in Section 3.07(a).

Agreement and Plan of Merger

Exhibit A-5

“GAAP” shall mean accounting principles generally accepted in the United States as in effect from time to time.

“Good and Marketable Title” shall mean such title that: (i) is deducible of record (from the records of the applicable parish or county or (A) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (B) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (C) in the case of state leases, from the records of the applicable state land office) or is assignable to Company or its Subsidiaries out of an interest of record (as so defined) because of the performance by Company or its Subsidiaries of all operations required to earn an enforceable right to such assignment; (ii) except as set forth in Section 4.18(b) of the Company’s Disclosure Letter, entitles Company or its Subsidiaries to receive a percentage of Hydrocarbons produced, saved and marketed from such well or property not less than the interest set forth in the Company Reserve Report with respect to each proved property evaluated therein under the caption “Net Revenue Interest” or “NRI” without reduction during the life of such property except as stated in the Company Reserve Report; and (iii) obligates Company and its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth under the caption “Working Interest” or “WI” in the Company Reserve Report with respect to such property without increase over the life of such property except as shown on the Company Reserve Report.

“Governmental Authority” shall mean any governmental agency or authority (including a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the Regulations promulgated thereunder.

“Hydrocarbons” shall mean oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Independent Directors” shall have the meaning as set forth in Section 2.03(b).

“Intellectual Property” shall mean all patents, patent rights, trademarks, rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs.

“Investment Canada Act” means the Investment Canada Act (Canada).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to either the Company or the Parent, the actual knowledge of any executive officer of such party.

“Law” shall mean all laws, statutes, ordinances and Regulations of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

Agreement and Plan of Merger

Exhibit A-6

“Lien” shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

“Material Adverse Effect” shall mean with respect to a specified Person, any change, effect, event, circumstance or occurrence with respect to the business, condition (financial or otherwise), results of operations, properties, assets, liabilities or obligations of such Person or those of its Subsidiaries, that is, or would be reasonably expected to have a material adverse effect on the current or future business, assets, properties, liabilities or obligations, results of operations or condition (financial or otherwise) of the Person and its Subsidiaries, taken as a whole, or on the ability of the Person to perform in a timely manner its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Material Contract” shall mean each contract, lease, indenture, agreement, arrangement or understanding to which the Company or any of its Subsidiaries is a party or to which any of the assets or operations of the Company or any of its Subsidiaries is subject that (a) is of a type that would be required to be included as an exhibit to a registration statement on Form S-1 pursuant to Paragraph (2), (4) or (10) of Item 601(b) of Regulation S-K under the Securities Act if such a registration statement were to be filed by the Company under the Securities Act on the date of determination, or (b) is described below:

(1) Any collective bargaining agreement or other contract with any labor union, collective bargaining representative, works council, or other form of employee representative.

(2) any contract, agreement or understanding limiting or restricting the freedom of the Company or any of its Subsidiaries (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person or (D) to engage in any business or activity in any geographic region.

(3) any lease or similar agreement under which the Company or any of its Subsidiaries is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company or any of its Subsidiaries for an annual rent in excess of $25,000, in each case;

(4) any contract, agreement, understanding or instrument relating to any outstanding loan or advance by the Company or any of its Subsidiaries to, or investment by the Company or any of its Subsidiaries in, any Person (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice);

(5) any partnership, joint venture or profit sharing agreement with any Person, which partnership, joint venture or profit sharing agreement generated revenues during its most recently completed fiscal year or is expected to generate net revenues to the Company or its Subsidiaries during the current fiscal year of $50,000 or more;

Agreement and Plan of Merger

Exhibit A-7

(6) any employment or consulting agreement, contract or commitment between the Company or any of its Subsidiaries and any employee, officer, director or consultant thereof;

(7) any contract, agreement or understanding relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets having a book value or fair market value in excess of $50,000;

(8) contracts, agreements or understandings relating to any outstanding commitment for capital expenditures in excess of $100,000;

(9) contracts, agreements or understandings containing provisions applicable upon a change of control of the Company or any of its Subsidiaries;

(10) contracts, agreements or understandings with former or present directors or officers;

(11) confidentiality or standstill agreements with any Person that restrict the Company or any of its Subsidiaries in the use of any information or the taking of any actions that were entered into in connection with the consideration by the Company or any of its Subsidiaries of any material acquisition of assets or Equities Securities;

(12) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit involving amounts in excess of $100,000;

(13) except for contracts, agreements or understandings the subject matter of which are subject to any of the clauses (1) through (12) above, any contract, agreement or understanding involving payments by or to the Company or any of its Subsidiaries in excess of $100,000; and

(14) any other agreement which is material to the Company and its Subsidiaries taken as a whole.

“Merger” shall have the meaning as set forth in the Recitals.

“Merger Consideration” shall have the meaning as set forth in Section 3.06(b).

“Merger Subsidiary” shall have the meaning as set forth in the opening paragraph.

“Minimum Condition” shall have the meaning as set forth in Annex A.

“Negotiation Period” shall have the meaning as set forth in Section 8.01(f).

“NYSE” shall mean the New York Stock Exchange, Inc.

“Offer” shall have the meaning as set forth in the Recitals.

“Offer Documents” shall have the meaning as set forth in Section 2.01(b).

Agreement and Plan of Merger

Exhibit A-8

“Offer Price” shall have the meaning as set forth in the Recitals.

“Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and nonoperating interests; (ii) all interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; (iii) all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Option Consideration” means the excess, if any, of the Merger Consideration over the per share exercise price of the applicable Company Stock Option immediately prior to the Effective Time.

“Order” shall mean any judgment, order or decree of any Court or other Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

“Parent” shall have the meaning as set forth in the opening paragraph.

“Parent Material Adverse Effect” shall mean a Material Adverse Effect on the Parent.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Permitted Liens” shall mean:

(a) Liens associated with obligations reflected in the Company’s Consolidated Balance Sheet,

(b) consents to assignment and similar contractual provisions affecting such property or asset with respect to which consents are obtained from appropriate parties, or, in the case of consents of Governmental Authorities, if such consents are customarily obtained subsequent to a sale or conveyance;

(c) preferential rights to purchase and similar contractual provisions affecting such property or asset with respect to which waivers are obtained from the appropriate parties or the appropriate time period has expired without an exercise of the rights;

Agreement and Plan of Merger

Exhibit A-9

(d) rights reserved to or vested in a Governmental Authority having jurisdiction to control or regulate such property or asset in any manner whatsoever and all laws of such Governmental Authorities;

(e) easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such asset that do not materially affect or impair the ownership, use or operation of such property or asset;

(f) liens for current Taxes or assessments not yet delinquent;

(g) liens of operators relating to obligations not yet delinquent;

(h) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such property or asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) statutory materialman’s, mechanics’, repairmans’, employees’, contractors’ or other similar liens or charges relating to obligations not yet delinquent;

(i) the terms and conditions of the instruments creating such property or asset (including all oil and gas leases) and all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production (in each case) that do not operate to reduce the net revenue interest (referred to herein as “NRI”) for such property or asset (if any) set forth in the Company Reserve Report or increase the working interest (referred to herein as “WI”) for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding increase in the corresponding NRI;

(j) defects and irregularities that do not, individually or in the aggregate, result in a Company Material Adverse Effect;

(k) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; and salt water or other disposal agreements, (in each case) to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and (ii) except in connection with actions taken by the Surviving Corporation or its Subsidiaries after the Effective Time, do not operate to reduce the NRI for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding increase in the corresponding NRI; and

Agreement and Plan of Merger

Exhibit A-10

(l) all defects and irregularities affecting such property or asset that do not operate to reduce the NRI for such property or asset (if any) set forth in the Company Reserve Report or increase the WI for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding increase in the corresponding NRI, and do not otherwise interfere materially with the operation, value or use of such property or asset.

“Person” shall mean (i) an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority, or (2) any “person” for purposes of Section 13(d)(3) of the Exchange Act.

“Petrie Parkman” shall mean Petrie Parkman & Co., Inc.

“Proxy Statement” shall have the meaning as set forth in Section 4.24(a).

“Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE.

“Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers, agents, controlling persons and other representatives of Parent, its Affiliates and its Subsidiaries, or the Company, its Affiliates and its Subsidiaries.

“Required Company Vote” shall have the meaning as set forth in Section 4.04(b).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the Regulations promulgated thereunder.

“Schedule 14D-9” shall have the meaning as set forth in Section 2.02(b).

“Schedule TO” shall have the meaning as set forth in Section 2.01(b).

“SEC” means the Securities and Exchange Commission.

“SEC Reports” shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed by a specified Person with the SEC pursuant to the Securities Act or the Exchange Act.

“Section 16” shall have the meaning as set forth in Section 3.08(b).

“Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Shares” shall have the meaning as set forth in the Recitals.

Agreement and Plan of Merger

Exhibit A-11

“Stockholder Agreements” shall have the meaning as set forth in the recitals.

“Stockholders Meeting” shall have the meaning as set forth in Section 6.08.

“Subsequent Period” shall have the meaning as set forth in Section 2.01(c).

“Subsidiary” of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party for at least a majority of the voting power of the Company’s then outstanding securities or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, if the Board of Directors of the Company determines in good faith by a vote of a majority of the entire Board of Directors of the Company (based on, among other things, the advice of its independent financial advisors and after consultation with outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than the transactions contemplated by this Agreement (taking into account any adjustments to the terms and conditions of this Agreement, the Offer or the Merger offered in writing by Parent, and any amounts payable pursuant to Section 9.04 by the Company), (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner, (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed, and (iv) was not made in violation of any standstill or similar agreement to which the Company or any of its Subsidiaries is a party.

“Surviving Bylaws” shall have the meaning as set forth in Section 3.03.

“Surviving Charter” shall have the meaning as set forth in Section 3.02.

“Surviving Corporation” shall have the meaning as set forth in Section 3.01.

“Tax” or “Taxes” shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, social security taxes, stamp taxes, value added taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property (tangible and intangible), windfall profits, sales, use, transfers, licensing, registration, employment, capital stock, unemployment, disability, payroll, estimated and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

“Tax Items” shall have the meaning as set forth in Section 4.14(a).

Agreement and Plan of Merger

Exhibit A-12

“Tax Returns” shall have the meaning as set forth in Section 4.14(a).

“Terminated Company Benefit Plans” shall mean Benefit Plans that were sponsored, maintained or contributed to by the Company or any of its Subsidiaries within six years prior to the date of this Agreement but which have been terminated prior to the date of this Agreement.

“Trigger Event” shall have the meaning as set forth in Section 3.08(a).

“Warrant Consideration” shall mean the excess of the Merger Consideration over the per share exercise price of the applicable Company Warrant immediately prior to the Effective Time.

Agreement and Plan of Merger

Exhibit A-13

EXHIBIT B

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (the “Agreement”) is entered into as of May 21, 2004, by and among Forest Oil Corporation, a New York corporation (together with its successors, “Parent”), TWOCO Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and the stockholder listed on Schedule I hereto (the “Stockholder”) of The Wiser Oil Company, a Delaware corporation (the “Company”).

RECITALS

Parent, Merger Subsidiary and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides, among other things, that Merger Subsidiary will make a cash tender offer (the “Offer”) for all of the issued and outstanding shares of Company Common Stock (as defined below) and, following the consummation of the Offer, will merge with and into the Company (the “Merger”), in each case upon the terms and subject to the conditions set forth in the Merger Agreement.

The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of securities of the Company as indicated on the Schedule I to this Agreement; and

In order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Stockholder is entering into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

Section 1. Certain Definitions.

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(b) “Company Warrants” shall mean warrants to purchase 741,716 shares of Company Common Stock at an exercise price of $4.25 per share.

(c) “Expiration Date” shall mean the earliest of:

(i) the date upon which the Merger Agreement is validly terminated pursuant to Section 8.01 thereof;

(ii) the date on which the Parent or Merger Subsidiary shall have purchased and paid for all of the Subject Securities;

(iii) the date upon which the Merger becomes effective;

(iv) the date upon which the Merger Agreement is amended to reduce the Offer Price or in any other manner adverse in any material respect to the Stockholder; and

(v) the End Date.

(d) The Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such security.

(e) “Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity, or governmental authority.

(f) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock including Company Warrants) Owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

(g) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; (iii) grants any proxy, power-of-attorney or other authorization or consent with respects to any such security or any interest therein; (iv) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein; or (v) takes any other action that would in any way materially restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

(h) Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 2. Transfer of Subject Securities.

(a) Transferee of Subject Securities to be Bound by this Agreement. The Stockholder agrees that, except as may be provided herein, during the period from the date of this Agreement through the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected; provided, that nothing in this Agreement shall prohibit the Stockholder from Transferring Subject Securities to Merger Subsidiary pursuant to Section 3 hereof. Parent and Merger Subsidiary acknowledge and agree that the Stockholder and Wiser Investors, L.P. (“WILP”) have in connection with a loan previously pledged Subject Securities to Management Resources

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Group, LLC (“MRG”) pursuant to a pledge agreement previously entered into by such parties and that the existence of such voting and pledge agreements and the continuing compliance by the parties thereto with such agreements shall not be deemed a Transfer in contravention of this Section 2(a); provided, however, that notwithstanding the foregoing no Transfer shall be permitted under such agreements if such Transfer would adversely affect the right and power of the Stockholder to tender the Subject Securities in the Offer or otherwise comply with its obligations under this Agreement unless the transferee in any such Transfer shall (i) execute a counterpart of this Agreement and (ii) agree to hold such Subject Securities subject to all of the terms and provisions of this Agreement and be treated as a Stockholder hereunder. If Section 3(c) applies, the Stockholder agrees that during the period from the Expiration Date through the date the provisions of Section 3(c) terminate pursuant to Section 9(m), the Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless the Person to whom such Subject Securities are Transferred shall have: (i) executed a counterpart of this Agreement and (ii) agreed to hold such Subject Securities subject to the terms and provisions of Section 3(c) hereof and be treated as a Stockholder thereunder.

(b) No Transfer of Voting Rights. The Stockholder shall ensure that, except for the Stockholders Agreement dated May 26, 2000 among the Company, the Stockholder and certain other stockholders of the Company (the “Stockholders Agreement”), during the period from the date of this Agreement through the Expiration Date: (a) none of the Subject Securities Owned by the Stockholder is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities Owned by the Stockholder.

Section 3. Tender of Subject Securities.

The Stockholder agrees:

(a) to tender the Company Common Stock Owned by the Stockholder into the Offer promptly, and in any event no later than the tenth Business Day following the commencement of the Offer, or, if any Stockholder has not received the Offer Documents by such time, within five Business Days following receipt of such documents but in any event prior to the date of expiration of such Offer, in each case, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, “Liens”) other than the Lien of MRG which shall be released upon payment by Parent or Merger Subsidiary of a portion of the Offer Price to be identified by Stockholder and confirmed by MRG in Stockholder’s letter of transmittal accompanying tendered Subject Securities (it being agreed that the Stockholder will cause such Lien upon payment for the Subject Securities to be released) and (ii) not to withdraw any Company Common Stock so tendered so long as there is no decrease in the Offer Price and the Offer Price is payable in cash. The Stockholder shall have no obligations or liabilities to Parent or Merger Subsidiary under this Section 3(a) at any time after the Expiration Date. If the Stockholder acquires additional Subject Securities after the date hereof, the Stockholder shall tender (or cause the record holder to tender) such Subject Securities on or before the tenth Business Day following the commencement of the Offer, or, if later, on or before the fifth Business Day after such acquisition but in any event prior to the date of expiration of such Offer. The Stockholder acknowledges and agrees

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that the obligation of Merger Subsidiary to accept for payment and pay for any Subject Securities in the Offer is subject to the terms and conditions of the Offer (as described in the Merger Agreement). Parent and Merger Subsidiary acknowledge that the Stockholder’s obligation to sell any Subject Securities to Merger Subsidiary and the release of the Lien of MRG is expressly conditioned upon Merger Subsidiary’s acceptance and payment for the Subject Securities in the Offer pursuant to the terms of the Offer as the same may be amended from time to time, consistent with the terms of this Agreement and the Merger Agreement;

(b) to permit Parent, Merger Subsidiary and the Company to publish and disclose in the Offer Documents and Schedule 14D-9 and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) and any similar filing required by applicable law in connection with the transactions contemplated by the Offer and Merger Agreement, the Stockholder’s identity and ownership of the Subject Securities and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement;

(c) in the event (i) the Merger Agreement is terminated pursuant to Sections 8.01(e), 8.01(f) or 8.01(h) of the Merger Agreement (in the case of 8.01(h), only if the Minimum Condition had not been satisfied and an Acquisition Proposal existed or had been previously announced prior to the termination of the Merger Agreement), and (ii) within nine months following such termination the Stockholder (A) receives consideration in respect of some or all of the Subject Securities in connection with the consummation of an Acquisition Proposal or (B) makes a bona fide sale of some or all of its Subject Securities to a third party, to pay Parent an amount in immediately available funds by wire transfer to a bank account designated by Parent equal to 30.78% multiplied by the difference between (i) the aggregate fair value of the consideration received by the Stockholder pursuant to such Acquisition Proposal or third party sale, as applicable, and (ii) the aggregate cash consideration that would have been received by the Stockholder pursuant to the Offer based on the initial Offer Price of $10.60 per share with respect to the Subject Securities sold in connection with such Acquisition Proposal or third party sale, as applicable (or in the case of Subject Securities other than Company Common Stock, the amount of cash consideration that would have been received had such Subject Securities been exercised for Company Common Stock prior to the expiration of the Offer net of the applicable exercise price). Such payment to Parent shall be made as follows: (i) if the consideration paid to the Stockholder is cash, immediately following the consummation of such Acquisition Proposal or third party sale or (ii) if the consideration paid to the Stockholder consists of marketable securities, within ten Business Days following consummation of such Acquisition Proposal or third party sale. In the event the consideration received by the Stockholder in respect of an Acquisition Proposal or third party sale, as applicable, consists of marketable securities, the fair value of such securities shall be determined based on the closing market price of such securities on the principal securities exchange or other trading market for such securities on the Business Day immediately preceding the closing date of such Acquisition Proposal or third party sale. In the event the consideration received by the Stockholder in respect of an Acquisition Proposal or third party sale, as applicable, consists of non-marketable securities or other property, the fair value of such consideration shall be determined by a

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nationally recognized investment banking firm selected by Stockholder that has not provided services to Stockholder or its affiliates during the prior five years and is reasonably acceptable to Parent as soon as possible after the closing of such Acquisition Proposal, and the fair value determination of such firm shall be binding upon the parties. In the event the consideration received by the Stockholder consists of any non-marketable securities or other property, the Stockholder shall pay Parent its good faith estimate (the “Estimated Payment”) of the amount owed pursuant to this Section 3(c) in respect of such consideration within ten Business Days following consummation of the Acquisition Proposal or third party sale, as applicable. Following the determination of the fair value of any non-marketable securities or other property (as described above), the Stockholder or Parent shall promptly pay the other party in immediately available funds by wire transfer to a bank account designated by the payee party an amount equal to the difference between the Estimated Payment and finally determined amount owing to Parent under Section 3(c) (with Parent receiving payment to the extent such amount exceeds the Estimated Payment and the Stockholder receiving payment to the extent the Estimated Payment exceeds such amount). In addition, if Stockholder makes a bona fide sale of some or all of its Subject Securities to a third party at a time when the Company is then a party to an agreement that provides for an Acquisition Proposal (which agreement has not then been terminated pursuant to its terms), then if such Acquisition Proposal is consummated (or if that Acquisition Proposal is not consummated because another Acquisition Proposal supplants that Acquisition Proposal because the Company determines such Acquisition Proposal is superior, then if such subsequent Acquisition Proposal is consummated) within nine months following the termination of the Merger Agreement, Stockholder shall pay to Parent within ten Business Days of the consummation of such Acquisition Proposal the Top-up Amount. The Top-up Amount shall be equal to 30.78% multiplied by the difference between (i) the aggregate fair value of the consideration that would have been received by the Stockholder pursuant to such Acquisition Proposal in respect of the Subject Securities that were sold in such bona fide sale to a third party and (ii) the aggregate fair value of the consideration received by such Stockholder in connection with such bona fide sale. For the avoidance of doubt, Parent and Merger Subsidiary acknowledge and agree that because of the undertaking by Stockholder in this Section 3(c) to disgorge a portion of the improved price of such Acquisition Proposal or Superior Proposal over the Offer Price (i) on and after the termination of the Merger Agreement (or the Expiration Date, if earlier) the Stockholder may take any actions necessary to consummate an Acquisition Proposal or Superior Proposal in lieu of the Offer, including, without limitation, withdrawing its shares from the Offer and voting in favor of such other Acquisition Proposal or Superior Proposal and (ii) prior to the termination of the Merger Agreement (or the Expiration Date, if earlier) the Stockholder may take any action except those prohibited by this Agreement, including the prohibitions referred to in Section 5 of this Agreement, and any of the Stockholder’s designees or affiliates who is a director or officer of the Company may expressly take such actions as are contemplated by the last two sentences of section 5 in connection with an Acquisition Proposal or Superior Proposal; and

(d) that it will not enter into an agreement, arrangement or understanding (whether written or oral) with WILP or Dimeling Schreiber and Park Reorganization Fund II, L.P. or their direct or indirect owners (and will not permit its direct or indirect

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owners to enter into any such agreements, arrangements or understandings) that affects or otherwise modifies the sharing agreement contemplated by Section 3(c) hereof or any other provisions of this Agreement in a manner adverse to Parent or Merger Subsidiary without the prior written consent of Parent.

Section 4. Voting of Subject Securities.

(a) Stockholder Agreement. The Stockholder agrees that, during the period from the date of this Agreement until the Expiration Date:

(i) at any meeting of stockholders of the Company, however called, and at every adjournment or postponement thereof, the Stockholder shall (A) appear at the meeting, or otherwise cause all shares of Company Common Stock Owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, (B) vote or cause all shares of Company Common Stock Owned by the Stockholder to be voted in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and (C) vote or cause all shares of Company Common Stock Owned by the Stockholder to be voted, against (1) any Acquisition Proposal (other than one by Parent or Merger Subsidiary) and (2) any amendment of the Company’s Certificate of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or to deprive Parent or Merger Subsidiary of any material portion of the benefits anticipated by Parent or Merger Subsidiary to be received from the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Company Common Stock presented to the stockholders of the Company or in respect of which vote or consent of the stockholders is requested or sought, unless such transaction has been approved in advance by Parent or Merger Subsidiary; and

(ii) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Merger Agreement or with respect to the approval of the Merger, the Stockholder shall cause to be validly executed, with respect to all shares of Company Common Stock Owned by the Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

(b) No Exercise Requirement; Merger Agreement Treatment. Nothing in this Agreement shall obligate the Stockholder to exercise or convert any options or other rights to acquire shares of Company Common Stock that are Owned by the Stockholder. The Stockholder shall not exercise any Company Warrants prior to the expiration of the Offer unless the Stockholder promptly tenders the Company Common Stock received and does not withdraw such Company Common Stock from the Offer; it being expressly understood that this obligation shall cease immediately upon the Expiration Date. The

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Stockholder shall not exercise any Company Warrants after the expiration of the Offer and prior to the Expiration Date if such exercise would cause Merger Subsidiary to own fewer than a majority of the outstanding shares of Company Common Stock (determined on a fully diluted basis excluding Company Warrants that are not then proposed to be exercised). The Stockholder hereby consents to the conversion of the Company Warrants in connection with the Merger as provided in Section 3.08(c) of the Merger Agreement.

Section 5. No Solicitation.

During the period from the date of this Stockholder Agreement through the Expiration Date, the Stockholder shall not, nor shall the Stockholder authorize or permit any representative of the Stockholder to, directly or indirectly take any action prohibited by Section 6.03 of the Merger Agreement. Nothing contained in this Section 5 shall prevent any person affiliated with the Stockholder who is a director or officer of the Company or designated by the Stockholder as a director of officer of the Company, when acting in his capacity as a director or officer of the Company, from exercising his fiduciary duties as a director or officer of the Company including, without limitation, taking any actions permitted under Section 6.03 of the Merger Agreement. In addition, nothing in this Agreement shall (or require the Stockholder to attempt to) limit or restrict any designee or affiliate of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company). The Stockholder shall have no liability to Parent, Merger Subsidiary or any of their respective affiliates under this Agreement as a result of any action or inaction by any designee or affiliate of Stockholder who is a director or officer of the Company, in either case serving on the Company’s board of directors or as an officer of the Company and acting in such person’s capacity as a director, officer or fiduciary of the Company.

Section 6. Representations and Warranties of Stockholders.

The Stockholder hereby represents and warrants to Parent and Merger Subsidiary as follows:

(a) Due Organization; Qualification. The Stockholder, if a corporation, limited liability company, limited partnership or other entity, has been duly incorporated, organized or formed and is validly existing and in good standing under the laws of the State of its incorporation, formation or organization. The Stockholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to so qualify or be licensed would not have a material adverse effect on the Stockholder.

(b) Power; Due Authorization; Binding Agreement. The Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or

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other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity. The Stockholder, if a corporation, limited liability company, limited partnership or other entity, has on the date hereof provided Parent a legal opinion or other evidence reasonably satisfactory to Parent that this Agreement has been duly authorized, executed and delivered by the Stockholder.

(c) No Conflicts or Consents.

(i) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not: (A) conflict with or violate any certificate of incorporation or bylaws or equivalent organizational documents of the Stockholder, (B) subject to the consent of the Company (which consent of the Company has been obtained), conflict with or violate any law, rule, regulation, order, decree or judgment applicable to the Stockholder or by which the Stockholder or any of the Stockholder’s properties or assets is or may be bound or affected; or (C) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the Subject Securities pursuant to, any contract to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s affiliates or properties is or may be bound or affected except that the consent of the Company (which consent of the Company has been obtained), are required for any Transfer, including the execution of this Agreement.

(ii) Except for the consent of the Company and (which consent of the Company has been obtained) the execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require any consent or approval of any other Person.

(d) Title to Securities. As of the date of this Agreement: (a) except for the Lien in favor of MRG and the Stockholders Agreement, the Stockholder holds of record free and clear of any Liens the number of outstanding shares of Company Common Stock set forth under the heading “Company Common Stock Owned” on Schedule I hereto; (b) the Stockholder holds (free and clear of any Liens) the Company Warrants set forth under the heading “Company Warrants” on Schedule I hereto; and (c) the Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company other than the Company Warrants.

(e) Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of the Stockholder, threatened against the Stockholder, or any property or asset of the Stockholder, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

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(f) Accuracy of Representations. The representations and warranties contained in this Agreement are true and correct as of the date of this Agreement and will be true and correct in all material respects at all times until the Expiration Date.

Section 7. Representations and Warranties of Parent and the Merger Subsidiary.

Each of Parent and the Merger Subsidiary hereby represents and warrants to the Stockholder as follows:

(a) Due Organization, etc. Each of Parent and the Merger Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of the State of its incorporation. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and the Merger Subsidiary have been duly authorized by all necessary action on the part of Parent and the Merger Subsidiary.

(b) No Conflict.

(i) The execution and delivery of this Agreement by Parent and Merger Subsidiary does not, and the performance of this Agreement by Parent and Merger Subsidiary will not: (A) conflict with or violate any certificate of incorporation or bylaws of Parent or Merger Subsidiary, (B) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Parent or Merger Subsidiary or by which Parent or Merger Subsidiary or any of their properties or assets are or may be bound or affected; or (C) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the assets of Parent or Merger Subsidiary pursuant to, any contract to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their affiliates or properties is or may be bound or affected.

(ii) The execution and delivery of the Merger Agreement by Parent and Merger Subsidiary do not, and the performance of the Merger Agreement by Parent and Merger Subsidiary will not: (A) conflict with or violate any certificate of incorporation or bylaws of Parent or Merger Subsidiary, (B) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Parent or Merger Subsidiary or by which Parent or Merger Subsidiary or any of their properties or assets are or may be bound or affected; or (C) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the assets of Parent or Merger Subsidiary pursuant to, any contract to which Parent or Merger Subsidiary is a

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party or by which Parent or Merger Subsidiary or any of their affiliates or properties is or may be bound or affected, except in the case of matters described in clauses (B) and (C) that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(iii) The execution and delivery of this Agreement by Parent or Merger Subsidiary do not, and the performance of this Agreement by Parent or Merger Subsidiary will not, require any consent or approval of any other Person except as specifically set forth in the Merger Agreement.

(iv) The execution and delivery of the Merger Agreement by Parent or Merger Subsidiary do not, and the performance of the Merger Agreement by Parent or Merger Subsidiary will not, require any consent or approval of any other Person except as specifically set forth in the Merger Agreement or except where the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) Reliance by the Stockholder. Each of Parent and Merger Subsidiary understands and acknowledges that the Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent and Merger Subsidiary.

Section 8. Further Assurances.

From time to time the Stockholder, Parent and Merger Subsidiary shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the other parties hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

Section 9. Miscellaneous.

(a) Specific Performance. The Stockholder agrees that in the event of any breach or threatened breach by the Stockholder of any covenant, obligation or other provision contained in this Agreement, Parent and Merger Subsidiary shall be entitled (in addition to any other remedy that may be available to Parent or Merger Subsidiary) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach.

(b) Notices. Any notice or other communication required or permitted to be delivered to Parent, Merger Subsidiary or the Stockholder under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

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If to Parent or Merger Subsidiary, to:

Forest Oil Corporation

1600 Broadway

Suite 2200

Denver, Colorado 80202

Attention: General Counsel

Telephone: (303) 812-1400

Facsimile: (303) 812-1510

If to the Stockholder: to the address set forth on the signature page hereto.

(c) Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between the parties hereto, whether arising out of this Agreement or otherwise: (a) eachof the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery or other Courts of the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9(b) hereof.

(e) Waiver. No failure of any party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any such party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party to this Agreement shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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(f) Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any other party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(g) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) Entire Agreement. This Agreement sets forth the entire understanding of Parent, Merger Subsidiary and the Stockholder relating to the subject matter hereof and supersedes all other prior agreements and understandings between Parent, Merger Subsidiary and the Stockholder relating to the subject matter hereof.

(i) Non-exclusivity. The rights and remedies of any party to this Agreement are not exclusive of or limited by any other rights or remedies which such party may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

(j) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Merger Subsidiary and the Stockholder.

(k) Assignment; Binding Effect. Neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties, and any attempted or purported assignment or delegation of any of such interests or obligations without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each party’s heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of each party and their successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are Transferred until such time as is provided in clause (m) below. Nothing in this Agreement is intended to confer on any Person (other than Parent, Merger Subsidiary, the Stockholder and their successors and assigns) any rights or remedies of any nature.

(l) Expenses. Except as specifically provided elsewhere in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(m) Termination. This Agreement shall automatically terminate and be of no further force and effect on the Expiration Date; provided, however, that the obligations of the Stockholder in Section 3(c), if applicable, will survive for a period of ten months following the Expiration Date; provided, however, that the termination of this Agreement shall not relieve any party from any liability for any previous breach of this Agreement by such party.

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(n) Public Announcement. Except as required by Law, the parties to this Agreement shall consult with the other parties or with such other parties’ counsel before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement and this Agreement.

(o) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or the acquisition of additional Company Common Stock or other securities or rights of the Company by the Stockholder, through the exercise of options or otherwise, the number of Subject Securities shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional Company Common Stock or other securities or rights of the Company issued to or acquired by the Stockholder.

(p) Stockholder Capacity. No person executing this Agreement (including, without limitation, such person’s representatives, designees or affiliates) who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein or is obligated hereunder in his capacity as such director or officer. The Stockholder executes this Agreement solely in its capacity as the Owner of Subject Securities (as further set forth on Schedule I hereto), and nothing herein shall limit or affect any actions taken by the Stockholder (including, without limitation, such person’s representatives, designees or affiliates) in that person’s capacity as an officer or director of the Company.

(q) Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such shares); provided that, the stop transfer order shall not restrict or prohibit any Transfer of the Subject Securities if such transfer is made pursuant to the Offer or such Transfer is made at any time following the Expiration Date.

(r) Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(s) Construction.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(ii) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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(iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(t) Certain Agreement. Stockholder agrees that in connection with an Acquisition Proposal subject to Section 3(c) hereof, Stockholder will not at a time when the Company is party to an agreement providing for an Acquisition Proposal or when Stockholder has knowledge that the Company intends to promptly enter into such an agreement, agree to accept a lower consideration per share in connection with such Acquisition Proposal than that paid to other stockholders of the Company if such agreement would result in Parent receiving less a lesser amount pursuant to Section 3(c).

(u) Consent. Stockholder consents to the execution delivery and performance by WILP and Dimeling Schreiber and Park Reorganization Fund II, L.P. of the other Stockholder Agreements, including the transfers of shares contemplated thereby.

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IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Stockholder have caused this Agreement to be executed as of the date first written above.

Forest Oil Corporation

By:

Name: Title:	Newton W. Wilson III Senior Vice President, General Counsel & Secretary

TWOCO Acquisition Corp.

By:

Name: Title:	Newton W. Wilson III Vice President

STOCKHOLDER: Wiser Investment Company, LLC

By:

George K. Hickox, Jr., Member

Address:	1629 Locust St. Philadelphia, PA 19103

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Schedule I

Stockholder	Company Common Stock Owned	Company Warrants Owned

Wiser Investment Company, LLC	921,717	741,716

Schedule I - 1

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (the “Agreement”) is entered into as of May 21, 2004, by and among Forest Oil Corporation, a New York corporation (together with its successors, “Parent”), TWOCO Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and the stockholder listed on Schedule I hereto (the “Stockholder”) of The Wiser Oil Company, a Delaware corporation (the “Company”).

RECITALS

Parent, Merger Subsidiary and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides, among other things, that Merger Subsidiary will make a cash tender offer (the “Offer”) for all of the issued and outstanding shares of Company Common Stock (as defined below) and, following the consummation of the Offer, will merge with and into the Company (the “Merger”), in each case upon the terms and subject to the conditions set forth in the Merger Agreement.

The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of securities of the Company as indicated on the Schedule I to this Agreement; and

In order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Stockholder is entering into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

Section 1. Certain Definitions.

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(b) “Company Warrants” shall mean warrants to purchase 741,716 shares of Company Common Stock at an exercise price of $4.25 per share.

(c) “Expiration Date” shall mean the earliest of:

(i) the date upon which the Merger Agreement is validly terminated pursuant to Section 8.01 thereof;

(ii) the date on which the Parent or Merger Subsidiary shall have purchased and paid for all of the Subject Securities;

(iii) the date upon which the Merger becomes effective;

(iv) the date upon which the Merger Agreement is amended to reduce the Offer Price or in any other manner adverse in any material respect to the Stockholder; and

(v) the End Date.

(d) The Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such security.

(e) “Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity, or governmental authority.

(f) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock including Company Warrants) Owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

(g) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; (iii) grants any proxy, power-of-attorney or other authorization or consent with respects to any such security or any interest therein; (iv) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein; or (v) takes any other action that would in any way materially restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

(h) Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 2. Transfer of Subject Securities.

(a) Transferee of Subject Securities to be Bound by this Agreement. The Stockholder agrees that, except as may be provided herein, during the period from the date of this Agreement through the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected; provided, that nothing in this Agreement shall prohibit the Stockholder from Transferring Subject Securities to Merger Subsidiary pursuant to Section 3 hereof. Parent and Merger Subsidiary acknowledge and agree that the Stockholder has previously entered into a voting agreement with Wiser Investment Company, LLC (“WIC”) granting WIC certain voting rights with respect to the Subject Securities and that WIC and Stockholder have in

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connection with a loan previously pledged Subject Securities to Management Resources Group, LLC (“MRG”) pursuant to a pledge agreement previously entered into by such parties and that the existence of such voting and pledge agreements and the continuing compliance by the parties thereto with such agreements shall not be deemed a Transfer in contravention of this Section 2(a); provided, however, that notwithstanding the foregoing no Transfer shall be permitted under such agreements if such Transfer would adversely affect the right and power of the Stockholder to tender the Subject Securities in the Offer or otherwise comply with its obligations under this Agreement unless the transferee in any such Transfer shall (i) execute a counterpart of this Agreement and (ii) agree to hold such Subject Securities subject to all of the terms and provisions of this Agreement and be treated as a Stockholder hereunder. If Section 3(c) applies, the Stockholder agrees that during the period from the Expiration Date through the date the provisions of Section 3(c) terminate pursuant to Section 9(m), the Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless the Person to whom such Subject Securities are Transferred shall have: (i) executed a counterpart of this Agreement and (ii) agreed to hold such Subject Securities subject to the terms and provisions of Section 3(c) hereof and be treated as a Stockholder thereunder.

(b) No Transfer of Voting Rights. The Stockholder shall ensure that, except for voting agreements in favor of WIC existing on the date hereof and except for the Stockholders Agreement dated May 26, 2000 among the Company, the Stockholder and certain other stockholders of the Company (the “Stockholders Agreement”), during the period from the date of this Agreement through the Expiration Date: (a) none of the Subject Securities Owned by the Stockholder is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities Owned by the Stockholder.

Section 3. Tender of Subject Securities.

The Stockholder agrees:

(a) to tender the Company Common Stock Owned by the Stockholder into the Offer promptly, and in any event no later than the tenth Business Day following the commencement of the Offer, or, if any Stockholder has not received the Offer Documents by such time, within five Business Days following receipt of such documents but in any event prior to the date of expiration of such Offer, in each case, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, “Liens”) other than the Lien of MRG which shall be released upon payment by Parent or Merger Subsidiary of a portion of the Offer Price to be identified by Stockholder and confirmed by MRG in Stockholder’s letter of transmittal accompanying tendered Subject Securities (it being agreed that the Stockholder will cause such Lien upon payment for the Subject Securities to be released) and (ii) not to withdraw any Company Common Stock so tendered so long as there is no decrease in the Offer Price and the Offer Price is payable in cash. The Stockholder shall have no obligations or liabilities to Parent or Merger Subsidiary under this Section 3(a) at any time after the Expiration Date. If the Stockholder acquires additional Subject Securities after the date hereof, the Stockholder shall tender (or cause the record holder to tender) such Subject Securities on or before the tenth Business Day following the commencement of the Offer,

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or, if later, on or before the fifth Business Day after such acquisition but in any event prior to the date of expiration of such Offer. The Stockholder acknowledges and agrees that the obligation of Merger Subsidiary to accept for payment and pay for any Subject Securities in the Offer is subject to the terms and conditions of the Offer (as described in the Merger Agreement). Parent and Merger Subsidiary acknowledge that the Stockholder’s obligation to sell any Subject Securities to Merger Subsidiary and the release of the Lien of MRG and termination of any voting agreement in favor of WIC is expressly conditioned upon Merger Subsidiary’s acceptance and payment for the Subject Securities in the Offer pursuant to the terms of the Offer as the same may be amended from time to time, consistent with the terms of this Agreement and the Merger Agreement;

(b) to permit Parent, Merger Subsidiary and the Company to publish and disclose in the Offer Documents and Schedule 14D-9 and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) and any similar filing required by applicable law in connection with the transactions contemplated by the Offer and Merger Agreement, the Stockholder’s identity and ownership of the Subject Securities and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement;

(c) in the event (i) the Merger Agreement is terminated pursuant to Sections 8.01(e), 8.01(f) or 8.01(h) of the Merger Agreement (in the case of 8.01(h), only if the Minimum Condition had not been satisfied and an Acquisition Proposal existed or had been previously announced prior to the termination of the Merger Agreement), and (ii) within nine months following such termination the Stockholder (A) receives consideration in respect of some or all of the Subject Securities in connection with the consummation of an Acquisition Proposal or (B) makes a bona fide sale of some or all of its Subject Securities to a third party, to pay Parent an amount in immediately available funds by wire transfer to a bank account designated by Parent equal to 30.78% multiplied by the difference between (i) the aggregate fair value of the consideration received by the Stockholder pursuant to such Acquisition Proposal or third party sale, as applicable, and (ii) the aggregate cash consideration that would have been received by the Stockholder pursuant to the Offer based on the initial Offer Price of $10.60 per share with respect to the Subject Securities sold in connection with such Acquisition Proposal or third party sale, as applicable (or in the case of Subject Securities other than Company Common Stock, the amount of cash consideration that would have been received had such Subject Securities been exercised for Company Common Stock prior to the expiration of the Offer net of the applicable exercise price). Such payment to Parent shall be made as follows: (i) if the consideration paid to the Stockholder is cash, immediately following the consummation of such Acquisition Proposal or third party sale or (ii) if the consideration paid to the Stockholder consists of marketable securities, within ten Business Days following consummation of such Acquisition Proposal or third party sale. In the event the consideration received by the Stockholder in respect of an

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Acquisition Proposal or third party sale, as applicable, consists of marketable securities, the fair value of such securities shall be determined based on the closing market price of such securities on the principal securities exchange or other trading market for such securities on the Business Day immediately preceding the closing date of such Acquisition Proposal or third party sale. In the event the consideration received by the Stockholder in respect of an Acquisition Proposal or third party sale, as applicable, consists of non-marketable securities or other property, the fair value of such consideration shall be determined by a nationally recognized investment banking firm selected by Stockholder that has not provided services to Stockholder or its affiliates during the prior five years and is reasonably acceptable to Parent as soon as possible after the closing of such Acquisition Proposal, and the fair value determination of such firm shall be binding upon the parties. In the event the consideration received by the Stockholder consists of any non-marketable securities or other property, the Stockholder shall pay Parent its good faith estimate (the “Estimated Payment”) of the amount owed pursuant to this Section 3(c) in respect of such consideration within ten Business Days following consummation of the Acquisition Proposal or third party sale, as applicable. Following the determination of the fair value of any non-marketable securities or other property (as described above), the Stockholder or Parent shall promptly pay the other party in immediately available funds by wire transfer to a bank account designated by the payee party an amount equal to the difference between the Estimated Payment and finally determined amount owing to Parent under Section 3(c) (with Parent receiving payment to the extent such amount exceeds the Estimated Payment and the Stockholder receiving payment to the extent the Estimated Payment exceeds such amount). In addition, if Stockholder makes a bona fide sale of some or all of its Subject Securities to a third party at a time when the Company is then a party to an agreement that provides for an Acquisition Proposal (which agreement has not then been terminated pursuant to its terms), then if such Acquisition Proposal is consummated (or if that Acquisition Proposal is not consummated because another Acquisition Proposal supplants that Acquisition Proposal because the Company determines such Acquisition Proposal is superior, then if such subsequent Acquisition Proposal is consummated) within nine months following the termination of the Merger Agreement, Stockholder shall pay to Parent within ten Business Days of the consummation of such Acquisition Proposal the Top-up Amount. The Top-up Amount shall be equal to 30.78% multiplied by the difference between (i) the aggregate fair value of the consideration that would have been received by the Stockholder pursuant to such Acquisition Proposal in respect of the Subject Securities that were sold in such bona fide sale to a third party and (ii) the aggregate fair value of the consideration received by such Stockholder in connection with such bona fide sale. For the avoidance of doubt, Parent and Merger Subsidiary acknowledge and agree that because of the undertaking by Stockholder in this Section 3(c) to disgorge a portion of the improved price of such Acquisition Proposal or Superior Proposal over the Offer Price (i) on and after the termination of the Merger Agreement (or the Expiration Date, if earlier) the Stockholder may take any actions necessary to consummate an Acquisition Proposal or Superior Proposal in lieu of the Offer, including, without limitation, withdrawing its shares from the Offer and voting in favor of such other Acquisition Proposal or Superior Proposal and (ii) prior to the termination of the Merger Agreement (or the Expiration Date, if earlier) the Stockholder may take any action except those prohibited by this Agreement, including the prohibitions referred to in Section 5 of this Agreement, and any of the Stockholder’s designees or affiliates who is a director or officer of the Company may expressly take such actions as are contemplated by the last two sentences of section 5 in connection with an Acquisition Proposal or Superior Proposal; and

(d) that it will not enter into an agreement, arrangement or understanding (whether written or oral) with WIC or Dimeling, Schreiber and Park Reorganization Fund II, L.P. or their direct or indirect owners (and will not permit its direct or indirect owners

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to enter into any such agreements, arrangements or understandings) that affects or otherwise modifies the sharing agreement contemplated by Section 3(c) hereof or any other provisions of this Agreement in a manner adverse to Parent or Merger Subsidiary without the prior written consent of Parent.

Section 4. Voting of Subject Securities.

Stockholder Agreement. The Stockholder agrees that, during the period from the date of this Agreement until the Expiration Date:

(i) at any meeting of stockholders of the Company, however called, and at every adjournment or postponement thereof, the Stockholder shall (A) appear at the meeting, or otherwise cause all shares of Company Common Stock Owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, (B) vote or cause all shares of Company Common Stock Owned by the Stockholder to be voted in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and (C) vote or cause all shares of Company Common Stock Owned by the Stockholder to be voted, against (1) any Acquisition Proposal (other than one by Parent or Merger Subsidiary) and (2) any amendment of the Company’s Certificate of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or to deprive Parent or Merger Subsidiary of any material portion of the benefits anticipated by Parent or Merger Subsidiary to be received from the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Company Common Stock presented to the stockholders of the Company or in respect of which vote or consent of the stockholders is requested or sought, unless such transaction has been approved in advance by Parent or Merger Subsidiary; and

(ii) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Merger Agreement or with respect to the approval of the Merger, the Stockholder shall cause to be validly executed, with respect to all shares of Company Common Stock Owned by the Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

Section 5. No Solicitation.

During the period from the date of this Stockholder Agreement through the Expiration Date, the Stockholder shall not, nor shall the Stockholder authorize or permit any representative of the Stockholder to, directly or indirectly take any action prohibited by Section 6.03 of the Merger Agreement. Nothing contained in this Section 5 shall prevent any person affiliated with the Stockholder who is a director or officer of the Company or designated by the Stockholder as

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a director of officer of the Company, when acting in his capacity as a director or officer of the Company, from exercising his fiduciary duties as a director or officer of the Company including, without limitation, taking any actions permitted under Section 6.03 of the Merger Agreement. In addition, nothing in this Agreement shall (or require the Stockholder to attempt to) limit or restrict any designee or affiliate of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company). The Stockholder shall have no liability to Parent, Merger Subsidiary or any of their respective affiliates under this Agreement as a result of any action or inaction by any designee or affiliate of Stockholder who is a director or officer of the Company, in either case serving on the Company’s board of directors or as an officer of the Company and acting in such person’s capacity as a director, officer or fiduciary of the Company.

Section 6. Representations and Warranties of Stockholders.

The Stockholder hereby represents and warrants to Parent and Merger Subsidiary as follows:

(a) Due Organization; Qualification. The Stockholder, if a corporation, limited liability company, limited partnership or other entity, has been duly incorporated, organized or formed and is validly existing and in good standing under the laws of the State of its incorporation, formation or organization. The Stockholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to so qualify or be licensed would not have a material adverse effect on the Stockholder.

(b) Power; Due Authorization; Binding Agreement. The Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity. The Stockholder, if a corporation, limited liability company, limited partnership or other entity, has on the date hereof provided Parent a legal opinion or other evidence reasonably satisfactory to Parent that this Agreement has been duly authorized, executed and delivered by the Stockholder.

(c) No Conflicts or Consents.

(i) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not: (A) conflict with or violate any certificate of incorporation or bylaws or equivalent organizational documents of the Stockholder, (B) subject to the consent of the Company (which consent of the Company has been obtained), conflict with or violate any law, rule, regulation, order, decree or judgment

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applicable to the Stockholder or by which the Stockholder or any of the Stockholder’s properties or assets is or may be bound or affected; or (C) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the Subject Securities pursuant to, any contract to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s affiliates or properties is or may be bound or affected except that the consent of the Company and WIC (which consents of the Company and WIC have been obtained), are required for any Transfer, including the execution of this Agreement.

(ii) Except for the consent of the Company and WIC (which consents of the Company and WIC have been obtained) the execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require any consent or approval of any other Person.

(d) Title to Securities. As of the date of this Agreement: (a) except for the Lien in favor of MRG, the voting agreements and proxies in favor or WIC and the Stockholders Agreement, the Stockholder holds of record free and clear of any Liens the number of outstanding shares of Company Common Stock set forth under the heading “Company Common Stock Owned” on Schedule I hereto; and (b) the Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company.

(e) Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of the Stockholder, threatened against the Stockholder, or any property or asset of the Stockholder, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

(f) Accuracy of Representations. The representations and warranties contained in this Agreement are true and correct as of the date of this Agreement and will be true and correct in all material respects at all times until the Expiration Date.

Section 7. Representations and Warranties of Parent and the Merger Subsidiary.

Each of Parent and the Merger Subsidiary hereby represents and warrants to the Stockholder as follows:

(a) Due Organization, etc. Each of Parent and the Merger Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of the State of its incorporation. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this

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Agreement and the consummation of the transactions contemplated by this Agreement by Parent and the Merger Subsidiary have been duly authorized by all necessary action on the part of Parent and the Merger Subsidiary.

(b) No Conflict.

(i) The execution and delivery of this Agreement by Parent and Merger Subsidiary does not, and the performance of this Agreement by Parent and Merger Subsidiary will not: (A) conflict with or violate any certificate of incorporation or bylaws of Parent or Merger Subsidiary, (B) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Parent or Merger Subsidiary or by which Parent or Merger Subsidiary or any of their properties or assets are or may be bound or affected; or (C) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the assets of Parent or Merger Subsidiary pursuant to, any contract to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their affiliates or properties is or may be bound or affected.

(ii) The execution and delivery of the Merger Agreement by Parent and Merger Subsidiary do not, and the performance of the Merger Agreement by Parent and Merger Subsidiary will not: (A) conflict with or violate any certificate of incorporation or bylaws of Parent or Merger Subsidiary, (B) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Parent or Merger Subsidiary or by which Parent or Merger Subsidiary or any of their properties or assets are or may be bound or affected; or (C) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the assets of Parent or Merger Subsidiary pursuant to, any contract to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their affiliates or properties is or may be bound or affected, except in the case of matters described in clauses (B) and (C) that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(iii) The execution and delivery of this Agreement by Parent or Merger Subsidiary do not, and the performance of this Agreement by Parent or Merger Subsidiary will not, require any consent or approval of any other Person except as specifically set forth in the Merger Agreement.

(iv) The execution and delivery of the Merger Agreement by Parent or Merger Subsidiary do not, and the performance of the Merger Agreement by Parent or Merger Subsidiary will not, require any consent or approval of any other Person except as specifically set forth in the Merger Agreement or except where

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the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) Reliance by the Stockholder. Each of Parent and Merger Subsidiary understands and acknowledges that the Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent and Merger Subsidiary.

Section 8. Further Assurances.

From time to time the Stockholder, Parent and Merger Subsidiary shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the other parties hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

Section 9. Miscellaneous.

(a) Specific Performance. The Stockholder agrees that in the event of any breach or threatened breach by the Stockholder of any covenant, obligation or other provision contained in this Agreement, Parent and Merger Subsidiary shall be entitled (in addition to any other remedy that may be available to Parent or Merger Subsidiary) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach.

(b) Notices. Any notice or other communication required or permitted to be delivered to Parent, Merger Subsidiary or the Stockholder under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

If to Parent or Merger Subsidiary, to:

Forest Oil Corporation

1600 Broadway

Suite 2200

Denver, Colorado 80202

Attention: General Counsel

Telephone: (303) 812-1400

Facsimile: (303) 812-1510

If to the Stockholder: to the address set forth on the signature page hereto.

(c) Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable

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laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between the parties hereto, whether arising out of this Agreement or otherwise: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery or other Courts of the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9(b) hereof.

(e) Waiver. No failure of any party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any such party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party to this Agreement shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(f) Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any other party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(g) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) Entire Agreement. This Agreement sets forth the entire understanding of Parent, Merger Subsidiary and the Stockholder relating to the subject matter hereof and supersedes all other prior agreements and understandings between Parent, Merger Subsidiary and the Stockholder relating to the subject matter hereof.

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(i) Non-exclusivity. The rights and remedies of any party to this Agreement are not exclusive of or limited by any other rights or remedies which such party may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

(j) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Merger Subsidiary and the Stockholder.

(k) Assignment; Binding Effect. Neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties, and any attempted or purported assignment or delegation of any of such interests or obligations without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each party’s heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of each party and their successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are Transferred until such time as is provided in clause (m) below. Nothing in this Agreement is intended to confer on any Person (other than Parent, Merger Subsidiary, the Stockholder and their successors and assigns) any rights or remedies of any nature.

(l) Expenses. Except as specifically provided elsewhere in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(m) Termination. This Agreement shall automatically terminate and be of no further force and effect on the Expiration Date; provided, however, that the obligations of the Stockholder in Section 3(c), if applicable, will survive for a period of ten months following the Expiration Date; provided, however, that the termination of this Agreement shall not relieve any party from any liability for any previous breach of this Agreement by such party.

(n) Public Announcement. Except as required by Law, the parties to this Agreement shall consult with the other parties or with such other parties’ counsel before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement and this Agreement.

(o) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or the acquisition of additional Company Common Stock or other securities or rights of the Company by the Stockholder, through the exercise of options or otherwise, the number of Subject Securities shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional Company Common Stock or other securities or rights of the Company issued to or acquired by the Stockholder.

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(p) Stockholder Capacity. No person executing this Agreement (including, without limitation, such person’s representatives, designees or affiliates) who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein or is obligated hereunder in his capacity as such director or officer. The Stockholder executes this Agreement solely in its capacity as the Owner of Subject Securities (as further set forth on Schedule I hereto), and nothing herein shall limit or affect any actions taken by the Stockholder (including, without limitation, such person’s representatives, designees or affiliates) in that person’s capacity as an officer or director of the Company.

(q) Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such shares); provided that, the stop transfer order shall not restrict or prohibit any Transfer of the Subject Securities if such transfer is made pursuant to the Offer or such Transfer is made at any time following the Expiration Date.

(r) Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(s) Construction.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(ii) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(t) Certain Agreement. Stockholder agrees that in connection with an Acquisition Proposal subject to Section 3(c) hereof, Stockholder will not at a time when the Company is party to an agreement providing for an Acquisition Proposal or when Stockholder has knowledge that the Company intends to promptly enter into such an agreement, agree to accept a lower consideration per share in connection with such

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Acquisition Proposal than that paid to other stockholders of the Company if such agreement would result in Parent receiving less a lesser amount pursuant to Section 3(c).

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IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Stockholder have caused this Agreement to be executed as of the date first written above.

Forest Oil Corporation

By:

Name:	Newton W. Wilson III
Title:	Senior Vice President, General Counsel & Secretary

TWOCO Acquisition Corp.

By:

Name:	Newton W. Wilson III
Title:	Vice President

STOCKHOLDER:

Wiser Investors, L.P.

By:	Wiser Investment Company, LLC, general partner

By:

George K. Hickox, Jr., Member

Address:	1629 Locust St. Philadelphia, PA 19103

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Schedule I

Stockholder	Company Common Stock Owned
Wiser Investors, L.P.	2,462,842

Schedule I - 1

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (the “Agreement”) is entered into as of May 21, 2004, by and among Forest Oil Corporation, a New York corporation (together with its successors, “Parent”), TWOCO Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Subsidiary”), and the stockholder listed on Schedule I hereto (the “Stockholder”) of The Wiser Oil Company, a Delaware corporation (the “Company”).

RECITALS

Parent, Merger Subsidiary and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides, among other things, that Merger Subsidiary will make a cash tender offer (the “Offer”) for all of the issued and outstanding shares of Company Common Stock (as defined below) and, following the consummation of the Offer, will merge with and into the Company (the “Merger”), in each case upon the terms and subject to the conditions set forth in the Merger Agreement.

The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of securities of the Company as indicated on the Schedule I to this Agreement; and

In order to induce Parent and Merger Subsidiary to enter into the Merger Agreement, the Stockholder is entering into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

Section 1. Certain Definitions.

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(b) “Company Warrants” shall mean warrants to purchase 741,716 shares of Company Common Stock at an exercise price of $4.25 per share.

(c) “Expiration Date” shall mean the earliest of:

(i) the date upon which the Merger Agreement is validly terminated pursuant to Section 8.01 thereof;

(ii) the date on which the Parent or Merger Subsidiary shall have purchased and paid for all of the Subject Securities;

(iii) the date upon which the Merger becomes effective;

(iv) the date upon which the Merger Agreement is amended to reduce the Offer Price or in any other manner adverse in any material respect to the Stockholder; and

(v) the End Date.

(d) The Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if the Stockholder is the record and/or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such security.

(e) “Person” shall mean any individual, corporation, limited liability company, partnership, trust or other entity, or governmental authority.

(f) “Subject Securities” shall mean: (i) all securities of the Company (including all shares of Company Common Stock and all options and other rights to acquire shares of Company Common Stock including Company Warrants) Owned by the Stockholder as of the date of this Agreement; and (ii) all additional securities of the Company (including all additional shares of Company Common Stock and all additional options and other rights to acquire shares of Company Common Stock) of which the Stockholder acquires Ownership during the period from the date of this Agreement through the Expiration Date.

(g) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers, distributes or disposes of such security or any interest in such security; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein; (iii) grants any proxy, power-of-attorney or other authorization or consent with respects to any such security or any interest therein; (iv) deposits any such security or any interest therein into a voting trust, or enters into a voting agreement or arrangement with respect to any such security or any interest therein; or (v) takes any other action that would in any way materially restrict, limit or interfere with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

(h) Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

Section 2. Transfer of Subject Securities.

(a) Transferee of Subject Securities to be Bound by this Agreement. The Stockholder agrees that, except as may be provided herein, during the period from the date of this Agreement through the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected; provided, that nothing in this Agreement shall prohibit the Stockholder from Transferring Subject Securities to Merger Subsidiary pursuant to Section 3 hereof. Parent and Merger Subsidiary acknowledge and agree that the Stockholder has previously entered into a voting agreement with Wiser Investment Company, LLC (“WIC”) granting WIC certain voting

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rights with respect to the Subject Securities. If Section 3(c) applies, the Stockholder agrees that during the period from the Expiration Date through the date the provisions of Section 3(c) terminate pursuant to Section 9(m), the Stockholder shall not cause or permit any Transfer of any of the Subject Securities to be effected unless the Person to whom such Subject Securities are Transferred shall have: (i) executed a counterpart of this Agreement and (ii) agreed to hold such Subject Securities subject to the terms and provisions of Section 3(c) hereof and be treated as a Stockholder thereunder.

(b) No Transfer of Voting Rights. The Stockholder shall ensure that, except for voting agreements in favor of WIC existing on the date hereof and except for the Stockholders Agreement dated May 26, 2000 among the Company, the Stockholder and certain other stockholders of the Company (the “Stockholders Agreement”), during the period from the date of this Agreement through the Expiration Date: (a) none of the Subject Securities Owned by the Stockholder is deposited into a voting trust; and (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities Owned by the Stockholder.

Section 3. Tender of Subject Securities.

The Stockholder agrees:

(a) to tender the Company Common Stock Owned by the Stockholder into the Offer promptly, and in any event no later than the tenth Business Day following the commencement of the Offer, or, if any Stockholder has not received the Offer Documents by such time, within five Business Days following receipt of such documents but in any event prior to the date of expiration of such Offer, in each case, free and clear of any liens, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances (collectively, “Liens”) and (ii) not to withdraw any Company Common Stock so tendered so long as there is no decrease in the Offer Price and the Offer Price is payable in cash. The Stockholder shall have no obligations or liabilities to Parent or Merger Subsidiary under this Section 3(a) at any time after the Expiration Date. If the Stockholder acquires additional Subject Securities after the date hereof, the Stockholder shall tender (or cause the record holder to tender) such Subject Securities on or before the tenth Business Day following the commencement of the Offer, or, if later, on or before the fifth Business Day after such acquisition but in any event prior to the date of expiration of such Offer. The Stockholder acknowledges and agrees that the obligation of Merger Subsidiary to accept for payment and pay for any Subject Securities in the Offer is subject to the terms and conditions of the Offer (as described in the Merger Agreement). Parent and Merger Subsidiary acknowledge that the Stockholder’s obligation to sell any Subject Securities to Merger Subsidiary and termination of any voting agreement in favor of WIC is expressly conditioned upon Merger Subsidiary’s acceptance and payment for the Subject Securities in the Offer pursuant to the terms of the Offer as the same may be amended from time to time, consistent with the terms of this Agreement and the Merger Agreement;

(b) to permit Parent, Merger Subsidiary and the Company to publish and disclose in the Offer Documents and Schedule 14D-9 and, if approval of the stockholders of the Company is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) and any similar filing required by

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applicable law in connection with the transactions contemplated by the Offer and Merger Agreement, the Stockholder’s identity and ownership of the Subject Securities and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement;

(c) in the event (i) the Merger Agreement is terminated pursuant to Sections 8.01(e), 8.01(f) or 8.01(h) of the Merger Agreement (in the case of 8.01(h), only if the Minimum Condition had not been satisfied and an Acquisition Proposal existed or had been previously announced prior to the termination of the Merger Agreement), and (ii) within nine months following such termination the Stockholder (A) receives consideration in respect of some or all of the Subject Securities in connection with the consummation of an Acquisition Proposal or (B) makes a bona fide sale of some or all of its Subject Securities to a third party, to pay Parent an amount in immediately available funds by wire transfer to a bank account designated by Parent equal to 100% multiplied by the difference between (i) the aggregate fair value of the consideration received by the Stockholder pursuant to such Acquisition Proposal or third party sale, as applicable, and (ii) the aggregate cash consideration that would have been received by the Stockholder pursuant to the Offer based on the initial Offer Price of $10.60 per share with respect to the Subject Securities sold in connection with such Acquisition Proposal or third party sale, as applicable (or in the case of Subject Securities other than Company Common Stock, the amount of cash consideration that would have been received had such Subject Securities been exercised for Company Common Stock prior to the expiration of the Offer net of the applicable exercise price). Such payment to Parent shall be made as follows: (i) if the consideration paid to the Stockholder is cash, immediately following the consummation of such Acquisition Proposal or third party sale or (ii) if the consideration paid to the Stockholder consists of marketable securities, within ten Business Days following consummation of such Acquisition Proposal or third party sale. In the event the consideration received by the Stockholder in respect of an Acquisition Proposal or third party sale, as applicable, consists of marketable securities, the fair value of such securities shall be determined based on the closing market price of such securities on the principal securities exchange or other trading market for such securities on the Business Day immediately preceding the closing date of such Acquisition Proposal or third party sale. In the event the consideration received by the Stockholder in respect of an Acquisition Proposal or third party sale, as applicable, consists of non-marketable securities or other property, the fair value of such consideration shall be determined by a nationally recognized investment banking firm selected by Stockholder that has not provided services to Stockholder or its affiliates during the prior five years and is reasonably acceptable to Parent as soon as possible after the closing of such Acquisition Proposal, and the fair value determination of such firm shall be binding upon the parties. In the event the consideration received by the Stockholder consists of any non-marketable securities or other property, the Stockholder shall pay Parent its good faith estimate (the “Estimated Payment”) of the amount owed pursuant to this Section 3(c) in respect of such consideration within ten Business Days following consummation of the Acquisition Proposal or third party sale, as applicable. Following the determination of the fair value of any non-marketable securities or other property (as described above), the Stockholder or Parent shall promptly pay the other party in immediately available funds by wire transfer to a bank account designated by the payee party an amount equal to the

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difference between the Estimated Payment and finally determined amount owing to Parent under Section 3(c) (with Parent receiving payment to the extent such amount exceeds the Estimated Payment and the Stockholder receiving payment to the extent the Estimated Payment exceeds such amount). In addition, if Stockholder makes a bona fide sale of some or all of its Subject Securities to a third party at a time when the Company is then a party to an agreement that provides for an Acquisition Proposal (which agreement has not then been terminated pursuant to its terms), then if such Acquisition Proposal is consummated (or if that Acquisition Proposal is not consummated because another Acquisition Proposal supplants that Acquisition Proposal because the Company determines such Acquisition Proposal is superior, then if such subsequent Acquisition Proposal is consummated) within nine months following the termination of the Merger Agreement, Stockholder shall pay to Parent within ten Business Days of the consummation of such Acquisition Proposal the Top-up Amount. The Top-up Amount shall be equal to 100% multiplied by the difference between (i) the aggregate fair value of the consideration that would have been received by the Stockholder pursuant to such Acquisition Proposal in respect of the Subject Securities that were sold in such bona fide sale to a third party and (ii) the aggregate fair value of the consideration received by such Stockholder in connection with such bona fide sale. For the avoidance of doubt, Parent and Merger Subsidiary acknowledge and agree that because of the undertaking by Stockholder in this Section 3(c) to disgorge a portion of the improved price of such Acquisition Proposal or Superior Proposal over the Offer Price (i) on and after the termination of the Merger Agreement (or the Expiration Date, if earlier) the Stockholder may take any actions necessary to consummate an Acquisition Proposal or Superior Proposal in lieu of the Offer, including, without limitation, withdrawing its shares from the Offer and voting in favor of such other Acquisition Proposal or Superior Proposal and (ii) prior to the termination of the Merger Agreement (or the Expiration Date, if earlier) the Stockholder may take any action except those prohibited by this Agreement, including the prohibitions referred to in Section 5 of this Agreement, and any of the Stockholder’s designees or affiliates who is a director or officer of the Company may expressly take such actions as are contemplated by the last two sentences of section 5 in connection with an Acquisition Proposal or Superior Proposal; and

(d) that it will not enter into an agreement, arrangement or understanding (whether written or oral) with WIC or Wiser Investors, L.P. or their direct or indirect owners (and will not permit its direct or indirect owners to enter into any such agreements, arrangements or understandings) that affects or otherwise modifies the sharing agreement contemplated by Section 3(c) hereof or any other provisions of this Agreement in a manner adverse to Parent or Merger Subsidiary without the prior written consent of Parent.

Section 4. Voting of Subject Securities.

Stockholder Agreement. The Stockholder agrees that, during the period from the date of this Agreement until the Expiration Date:

(i) at any meeting of stockholders of the Company, however called, and at every adjournment or postponement thereof, the Stockholder shall (A) appear at the meeting, or otherwise cause all shares of Company Common

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Stock Owned by the Stockholder to be counted as present thereat for purposes of establishing a quorum, (B) vote or cause all shares of Company Common Stock Owned by the Stockholder to be voted in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and (C) vote or cause all shares of Company Common Stock Owned by the Stockholder to be voted, against (1) any Acquisition Proposal (other than one by Parent or Merger Subsidiary) and (2) any amendment of the Company’s Certificate of Incorporation or Bylaws or other proposal, action or transaction involving the Company or any of its subsidiaries or any of its stockholders, which amendment or other proposal, action or transaction could reasonably be expected to prevent or materially impede or delay the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or to deprive Parent or Merger Subsidiary of any material portion of the benefits anticipated by Parent or Merger Subsidiary to be received from the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement or this Agreement, or change in any manner the voting rights of Company Common Stock presented to the stockholders of the Company or in respect of which vote or consent of the stockholders is requested or sought, unless such transaction has been approved in advance by Parent or Merger Subsidiary; and

(ii) in the event written consents are solicited or otherwise sought from stockholders of the Company with respect to the approval or adoption of the Merger Agreement or with respect to the approval of the Merger, the Stockholder shall cause to be validly executed, with respect to all shares of Company Common Stock Owned by the Stockholder as of the record date fixed for the consent to the proposed action, a written consent or written consents to such proposed action.

Section 5. No Solicitation.

During the period from the date of this Stockholder Agreement through the Expiration Date, the Stockholder shall not, nor shall the Stockholder authorize or permit any representative of the Stockholder to, directly or indirectly take any action prohibited by Section 6.03 of the Merger Agreement. Nothing contained in this Section 5 shall prevent any person affiliated with the Stockholder who is a director or officer of the Company or designated by the Stockholder as a director of officer of the Company, when acting in his capacity as a director or officer of the Company, from exercising his fiduciary duties as a director or officer of the Company including, without limitation, taking any actions permitted under Section 6.03 of the Merger Agreement. In addition, nothing in this Agreement shall (or require the Stockholder to attempt to) limit or restrict any designee or affiliate of the Stockholder who is a director or officer of the Company from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a stockholder of the Company). The Stockholder shall have no liability to Parent, Merger Subsidiary or any of their respective affiliates under this Agreement as a result of any action or inaction by any designee or affiliate of Stockholder who is a director or officer of the Company, in either case serving on the Company’s board of directors or as an officer of the Company and acting in such person’s capacity as a director, officer or fiduciary of the Company.

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Section 6. Representations and Warranties of Stockholders.

The Stockholder hereby represents and warrants to Parent and Merger Subsidiary as follows:

(a) Due Organization; Qualification. The Stockholder, if a corporation, limited liability company, limited partnership or other entity, has been duly incorporated, organized or formed and is validly existing and in good standing under the laws of the State of its incorporation, formation or organization. The Stockholder is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except where the failure to so qualify or be licensed would not have a material adverse effect on the Stockholder.

(b) Power; Due Authorization; Binding Agreement. The Stockholder has full legal capacity, power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a legal, valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and to general principles of equity. The Stockholder, if a corporation, limited liability company, limited partnership or other entity, has on the date hereof provided Parent a legal opinion or other evidence reasonably satisfactory to Parent that this Agreement has been duly authorized, executed and delivered by the Stockholder.

(c) No Conflicts or Consents.

(i) The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder will not: (A) conflict with or violate any certificate of incorporation or bylaws or equivalent organizational documents of the Stockholder, (B) subject to the consent of the Company (which consent of the Company has been obtained), conflict with or violate any law, rule, regulation, order, decree or judgment applicable to the Stockholder or by which the Stockholder or any of the Stockholder’s properties or assets is or may be bound or affected; or (C) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the Subject Securities pursuant to, any contract to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s affiliates or properties is or may be bound or affected except that the consent of the Company and WIC (which consents of the Company and WIC have been obtained), are required for any Transfer, including the execution of this Agreement.

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(ii) Except for the consent of the Company and WIC (which consents of the Company and WIC have been obtained) the execution and delivery of this Agreement by the Stockholder do not, and the performance of this Agreement by the Stockholder will not, require any consent or approval of any other Person.

(d) Title to Securities. As of the date of this Agreement: (a) except for the voting agreements and proxies in favor or WIC and the Stockholders Agreement, the Stockholder holds of record free and clear of any Liens the number of outstanding shares of Company Common Stock set forth under the heading “Company Common Stock Owned” on Schedule I hereto; and (b) the Stockholder does not directly or indirectly Own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company.

(e) Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, action, proceeding or investigation pending, or to the knowledge of the Stockholder, threatened against the Stockholder, or any property or asset of the Stockholder, before any Governmental Authority that seeks to delay or prevent the consummation of the transactions contemplated by this Agreement.

(f) Accuracy of Representations. The representations and warranties contained in this Agreement are true and correct as of the date of this Agreement and will be true and correct in all material respects at all times until the Expiration Date.

Section 7. Representations and Warranties of Parent and the Merger Subsidiary.

Each of Parent and the Merger Subsidiary hereby represents and warrants to the Stockholder as follows:

(a) Due Organization, etc. Each of Parent and the Merger Subsidiary has been duly incorporated and is validly existing and in good standing under the laws of the State of its incorporation. Each of Parent and Merger Subsidiary has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and the Merger Subsidiary have been duly authorized by all necessary action on the part of Parent and the Merger Subsidiary.

(b) No Conflict.

(i) The execution and delivery of this Agreement by Parent and Merger Subsidiary does not, and the performance of this Agreement by Parent and Merger Subsidiary will not: (A) conflict with or violate any certificate of incorporation or bylaws of Parent or Merger Subsidiary, (B) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Parent or Merger Subsidiary or by which Parent or Merger Subsidiary or any of their

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properties or assets are or may be bound or affected; or (C) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the assets of Parent or Merger Subsidiary pursuant to, any contract to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their affiliates or properties is or may be bound or affected.

(ii) The execution and delivery of the Merger Agreement by Parent and Merger Subsidiary do not, and the performance of the Merger Agreement by Parent and Merger Subsidiary will not: (A) conflict with or violate any certificate of incorporation or bylaws of Parent or Merger Subsidiary, (B) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to Parent or Merger Subsidiary or by which Parent or Merger Subsidiary or any of their properties or assets are or may be bound or affected; or (C) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the assets of Parent or Merger Subsidiary pursuant to, any contract to which Parent or Merger Subsidiary is a party or by which Parent or Merger Subsidiary or any of their affiliates or properties is or may be bound or affected, except in the case of matters described in clauses (B) and (C) that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(iii) The execution and delivery of this Agreement by Parent or Merger Subsidiary do not, and the performance of this Agreement by Parent or Merger Subsidiary will not, require any consent or approval of any other Person except as specifically set forth in the Merger Agreement.

(iv) The execution and delivery of the Merger Agreement by Parent or Merger Subsidiary do not, and the performance of the Merger Agreement by Parent or Merger Subsidiary will not, require any consent or approval of any other Person except as specifically set forth in the Merger Agreement or except where the failure to obtain such consents or approvals would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c) Reliance by the Stockholder. Each of Parent and Merger Subsidiary understands and acknowledges that the Stockholder is entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent and Merger Subsidiary.

Section 8. Further Assurances.

From time to time the Stockholder, Parent and Merger Subsidiary shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as the

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other parties hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

Section 9. Miscellaneous.

(a) Specific Performance. The Stockholder agrees that in the event of any breach or threatened breach by the Stockholder of any covenant, obligation or other provision contained in this Agreement, Parent and Merger Subsidiary shall be entitled (in addition to any other remedy that may be available to Parent or Merger Subsidiary) to: (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (b) an injunction restraining such breach or threatened breach.

(b) Notices. Any notice or other communication required or permitted to be delivered to Parent, Merger Subsidiary or the Stockholder under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

If to Parent or Merger Subsidiary, to:

Forest Oil Corporation

1600 Broadway

Suite 2200

Denver, Colorado 80202

Attention: General Counsel

Telephone: (303) 812-1400

Facsimile: (303) 812-1510

If to the Stockholder: to the address set forth on the signature page hereto.

(c) Severability. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable in any jurisdiction, then (a) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be deemed amended to conform to applicable laws so as to be valid and enforceable to the fullest possible extent, (b) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction, and (c) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Agreement.

(d) Governing Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action between the parties hereto, whether arising

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out of this Agreement or otherwise: (a) each of the parties irrevocably and unconditionally consents and submits to the jurisdiction and venue of the Chancery or other Courts of the State of Delaware; (b) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to any federal court located in Delaware; (c) each of the parties irrevocably waives the right to trial by jury; and (d) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 9(b) hereof.

(e) Waiver. No failure of any party to this Agreement to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any such party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party to this Agreement shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered by such person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(f) Attorneys’ Fees. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any other party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(g) Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(h) Entire Agreement. This Agreement sets forth the entire understanding of Parent, Merger Subsidiary and the Stockholder relating to the subject matter hereof and supersedes all other prior agreements and understandings between Parent, Merger Subsidiary and the Stockholder relating to the subject matter hereof.

(i) Non-exclusivity. The rights and remedies of any party to this Agreement are not exclusive of or limited by any other rights or remedies which such party may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative).

(j) Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, Merger Subsidiary and the Stockholder.

(k) Assignment; Binding Effect. Neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any party hereto without the prior written consent of the other parties, and any attempted or purported

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assignment or delegation of any of such interests or obligations without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon each party’s heirs, estate, executors, personal representatives, successors and assigns, and shall inure to the benefit of each party and their successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are Transferred until such time as is provided in clause (m) below. Nothing in this Agreement is intended to confer on any Person (other than Parent, Merger Subsidiary, the Stockholder and their successors and assigns) any rights or remedies of any nature.

(l) Expenses. Except as specifically provided elsewhere in this Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

(m) Termination. This Agreement shall automatically terminate and be of no further force and effect on the Expiration Date; provided, however, that the obligations of the Stockholder in Section 3(c), if applicable, will survive for a period of ten months following the Expiration Date; provided, however, that the termination of this Agreement shall not relieve any party from any liability for any previous breach of this Agreement by such party.

(n) Public Announcement. Except as required by Law, the parties to this Agreement shall consult with the other parties or with such other parties’ counsel before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by the Merger Agreement and this Agreement.

(o) Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Common Stock or the acquisition of additional Company Common Stock or other securities or rights of the Company by the Stockholder, through the exercise of options or otherwise, the number of Subject Securities shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional Company Common Stock or other securities or rights of the Company issued to or acquired by the Stockholder.

(p) Stockholder Capacity. No person executing this Agreement (including, without limitation, such person’s representatives, designees or affiliates) who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein or is obligated hereunder in his capacity as such director or officer. The Stockholder executes this Agreement solely in its capacity as the Owner of Subject Securities (as further set forth on Schedule I hereto), and nothing herein shall limit or affect any actions taken by the Stockholder (including, without limitation, such person’s representatives, designees or affiliates) in that person’s capacity as an officer or director of the Company.

(q) Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, the Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with

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respect to all of the Subject Securities (and that this Agreement places limits on the voting and transfer of such shares); provided that, the stop transfer order shall not restrict or prohibit any Transfer of the Subject Securities if such transfer is made pursuant to the Offer or such Transfer is made at any time following the Expiration Date.

(r) Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

(s) Construction.

(i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(ii) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(iii) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(iv) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(t) Certain Agreement. Stockholder agrees that in connection with an Acquisition Proposal subject to Section 3(c) hereof, Stockholder will not at a time when the Company is party to an agreement providing for an Acquisition Proposal or when Stockholder has knowledge that the Company intends to promptly enter into such an agreement, agree to accept a lower consideration per share in connection with such Acquisition Proposal than that paid to other stockholders of the Company if such agreement would result in Parent receiving less a lesser amount pursuant to Section 3(c).

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IN WITNESS WHEREOF, Parent, Merger Subsidiary and the Stockholder have caused this Agreement to be executed as of the date first written above.

Forest Oil Corporation

By:

Name:	Newton W. Wilson III
Title:	Senior Vice President, General Counsel & Secretary

TWOCO Acquisition Corp.

By:

Name:	Newton W. Wilson III
Title:	Vice President

STOCKHOLDER:

Dimeling, Schreiber and Park Reorganization Fund II, L.P.

By:	DSP Investors, L.L.C.

By:

Richard R. Schreiber, Member

Address:	1629 Locust St. Philadelphia, PA 19103

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Schedule I

Stockholder	Company Common Stock Owned
Dimeling, Schreiber and Park Reorganization Fund II, L.P.	3,014,642

Schedule I - 1